Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AND BUSINESS COMBINATION AGREEMENT

dated

August          , 2026

by and among

ChampionsGate Acquisition Corp, a Cayman Islands exempted company,

as Purchaser,

Futuremain Co., Ltd., a Korean company,

as the Company,

and such other persons who later join this Agreement as contemplated herein.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		3
ARTICLE II TRANSACTION; CLOSING		10
2.1	Initial Merger	10
2.2	The SPAC Merger	13
2.3	Closing	16
2.4	Appraisal and Dissenter’s Rights	17
2.5	Directors and Officers of the Pubco.	18
2.6	Adjustments	18
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HOLDCO		19
3.1	Corporate Existence and Power	19
3.2	Authorization	19
3.3	Governmental Authorization	19
3.4	Non-Contravention	19
3.5	Capitalization	19
3.6	Subsidiaries	20
3.7	Organizational Documents	20
3.8	Corporate Records	20
3.9	Assumed Names	21
3.10	Consents	21
3.11	Financial Statements	21
3.12	Books and Records	22
3.13	Absence of Certain Changes	22
3.14	Properties; Title to Assets	23
3.15	Litigation	23
3.16	Contracts	23
3.17	Licenses and Permits	26
3.18	Compliance with Laws	26
3.19	Intellectual Property	27
3.20	Customers and Suppliers	32
3.21	Accounts Receivable and Payable; Loans	32
3.22	Pre-payments	33
3.23	Employees; Employee Benefits	33
3.24	Employment Matters	34
3.25	Withholding	37
3.26	Real Property	37
3.27	Tax Matters	37
3.28	Environmental Laws	38
3.29	Finders’ Fees	39

i

3.30	Powers of Attorney and Suretyships	39
3.31	Directors and Officers	39
3.32	International Trade Matters; Anti-Bribery Compliance	39
3.33	Not an Investment Company	40
3.34	Affiliate Transactions	41
3.35	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	41
3.36	Accounts	42
3.37	Board Approval	42
3.38	Company’s Investigation and Reliance; Exclusivity of Representations	42
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PUBCO PARTIES		43
4.1	Company Existence and Power	43
4.2	Corporate Authorization	43
4.3	Governmental Authorization	43
4.4	Non-Contravention	44
4.5	Finders’ Fees	44
4.6	Issuance of Shares	44
4.7	Capitalization	44
4.8	Information Supplied	45
4.9	Trust Fund	46
4.10	Listing	46
4.11	Reporting Company	46
4.12	No Market Manipulation	46
4.13	Board Approval	46
4.14	Pubco Parties SEC Documents and Financial Statements	47
4.15	Litigation	47
4.16	Compliance with Laws	48
4.17	Money Laundering Laws	48
4.18	OFAC	48
4.19	Not an Investment Company	48
4.20	Tax Matters	48
4.21	Pubco’s Investigation and Reliance	49
ARTICLE V COVENANTS OF THE COMPANY AND THE PUBCO PARTIES PENDING CLOSING		50
5.1	Conduct of the Business	50
5.2	Access to Information	52
5.3	Notices of Certain Events	52
5.4	SEC Filings	52
5.5	Financial Information	53
5.6	Trust Account	54
5.7	Directors’ and Officers’ Indemnification and Insurance	54

ii

5.8	Notice of Changes	54
5.9	Formation of Merger Subs and Pubco	55
5.10	Formation of Holdco and Restructuring	55
ARTICLE VI COVENANTS OF THE COMPANY AND HOLDCO		55
6.1	Reporting and Compliance with Laws	55
6.2	Reasonable Best Efforts to Obtain Conents	55
6.3	Annual and Interim Financial Statements	55
ARTICLE VII COVENANTS OF ALL PARTIES HERETO		55
7.1	Reasonable Best Efforts; Further Assurances	55
7.2	Compliance with Purchaser Agreements	56
7.3	Proxy Statement/Registration Statement.	56
7.4	Confidentiality	57
7.5	Additional Financing; Minimizing Redemptions	57
ARTICLE VIII CONDITIONS TO CLOSING		58
8.1	Condition to the Obligations of the Parties	58
8.2	Additional Conditions to Obligations of the Pubco	58
8.3	Additional Conditions to Obligations of the Company	59
ARTICLE IX TERMINATION		60
9.1	Termination	60
9.2	Effect of Termination	61
ARTICLE X MISCELLANEOUS		62
10.1	Notices	62
10.2	Amendments; No Waivers; Remedies	63
10.3	Remedies	63
10.4	Arm’s Length Bargaining; No Presumption Against Drafter	63
10.5	Publicity	64
10.6	Expenses	64
10.7	No Assignment or Delegation	64
10.8	Governing Law	64
10.9	Waiver of Jury Trial	64
10.10	Submission to Jurisdiction	65
10.11	Counterparts; Facsimile Signatures	65
10.12	Entire Agreement	65
10.13	Severability	65
10.14	Construction of Certain Terms and References; Captions	66
10.15	Further Assurances	66
10.16	Third Party Beneficiaries	66
10.17	Waiver	66

iii

AGREEMENT AND PLAN OF MERGER

AND BUSINESS COMBINATION AGREEMENT

This AGREEMENT AND PLAN OF MERGER AND BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of August ______, 2026 (the “Signing Date”), by and among ChampionsGate Acquisition Corp, a Cayman Islands exempted company (the “Purchaser”), Futuremain Co., Ltd., a Korean Company (the “Company”), as well as such other persons who are contemplated to later join this Agreement as the “Pubco”, “Holdco”, “Merger Sub I” and “Merger Sub II” herein. The Purchaser, Company, Pubco, Holdco, Merger Sub I and Merger Sub II are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. The Company and its Subsidiaries (the “Company Group”) are a global engineering and IT company specializing in safety diagnostics of machinery operating in factories, that is headquartered in Suwon-si, Republic of Korea. The Company Group’s main offerings include machinery diagnostics, vibration analysis, noise assessment, and structural analysis (the “Business”).

B. Holdco is to be an exempted company incorporated in the Cayman Islands. Upon completion of the Restructuring, Holdco shall indirectly own all issued and outstanding equity interests in the Company through a wholly-owned subsidiary incorporated in the Republic of Korea (the “Korean Intermediate Holdco”), which shall hold one hundred percent (100%) of the shares of the Company.

C. Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

D. Pubco is to be an exempted company incorporated in the Cayman Islands.

E. Merger Sub I is to be a Cayman Islands exempted company incorporated as a wholly-owned subsidiary of Pubco for the purpose of consummating the Initial Merger (as defined below).

F. The Parties desire to merge Merger Sub I with and into Holdco with Holdco continuing as the surviving corporation (the “Initial Merger”), so that following the Initial Merger, (i) Holdco becomes a wholly-owned subsidiary of Pubco (the Holdco is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Initial Merger Surviving Corporation”), (ii) the securityholders of Holdco receive securities in Pubco (the “Pubco Securities”) in exchange for their securities in Holdco (the “Holdco Securities”), and (iii) Holdco will, by operation of law, succeed to all of the contracts, acquire all of the assets and assume all of the liabilities of Merger Sub I.

G. Merger Sub II is to be a Cayman Islands exempted company incorporated as a wholly-owned subsidiary of Pubco for the purpose of consummating the SPAC Merger (as defined below).

H. Following confirmation of the effective filing of the Initial Merger, the Parties desire to merge Merger Sub II with and into Purchaser with Purchaser continuing as the surviving corporation (the “SPAC Merger”, collectively with the Initial Merger, the “Mergers”), so that following the SPAC Merger, (i) Purchaser becomes a wholly-owned subsidiary of Pubco (the Purchaser is hereinafter referred to for the periods from and after the SPAC Merger Effective Time (as defined below) as the “SPAC Merger Surviving Corporation”), (ii) the securityholders of Purchaser receive Pubco Securities in exchange for their shares in the Purchaser (the “Purchaser Securities”), and (iii) Purchaser will, by operation of law, accede to all of the contracts, acquire all of the assets and assume all of the liabilities of Merger Sub II.

I. For U.S. federal income tax purposes, (a) it is intended that (i) for purposes of applying Section 351 of the Code to the Transactions, the existence of Merger Sub I and Merger Sub II will be disregarded as transitory entities formed to effect the acquisition by Pubco of all of the Purchaser Securities and Holdco Securities, (ii) taken together, the exchange of the Holdco Securities for the Pubco Securities and the conversion of shares of Merger Sub I to shares of Holdco pursuant to the Initial Merger and the exchange of the Purchaser Securities for the Pubco Securities and the conversion of shares of Merger Sub II to shares of Purchaser pursuant to the SPAC Merger will qualify as a tax-deferred exchange under Section 351(a) of the Code ((i) and (ii), together, the “Section 351 Qualification”), (b) it is intended that the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (d) the exchange of Purchaser Securities for Pubco Securities will not result in gain being recognized under Section 367(a)(1) of the Code by any U.S. shareholder of Purchaser (other than any U.S. shareholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Pubco following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a), (b), (c) and (d), together, the “Intended Tax Treatment”).

J. For Korean income tax purposes, the following is intended: (a) The share exchange transaction contemplated herein to make the Company a grandchild subsidiary of Holdco shall be treated as a deferred taxation transaction eligible for tax deferral under Article 38, Paragraph 1 of the Act on Restriction on Special Cases Concerning Taxation; and (b) the Initial Merger shall be effected in a manner that does not impair the tax deferral requirements under Article 38, Paragraph 1 of the Act on Restriction on Special Cases Concerning Taxation recognized in the transaction under clause (a).

K. The Board of Directors of the Company has determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement and the Additional Agreements (collectively, the “Transactions”) are fair and advisable to, and in the best interests of, the Company and its shareholders.

L. The Board of Directors of Purchaser has determined that this Agreement and the Transactions are fair and advisable to, and in the best interests of Purchaser and its shareholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

1.1 “Action” means any threatened, asserted, or pending legal action, suit, claim, demand, investigation, hearing or Proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, and including any such audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Lock-up Agreement, the Registration Rights Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or any additional agreement to be executed in connection with the Transactions.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Pubco is an Affiliate of the Company.

1.4 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.5 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Republic of Korea, or New York City, New York, are authorized to close for business, and in the case of New York, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Republic of Korea, or New York, New York are generally open for use by customers on such day.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Corporate Existence and Power), Section 3.2 (Authorization), Section 3.5 (Capitalization), Section 3.6 (Subsidiaries), the last sentence of Section 3.17 (Licenses and Permits), and Section

3.29 (Finders’ Fees).

1.8 “Company Group” means the Holdco, the Company and their respective Subsidiaries, collectively.

1.9 “Company Shares” shall mean the fully paid shares of the Company as existing and issued as of the date hereof and/or immediately prior to the Closing, as applicable.

1.10 Company Transaction Expenses” means any reasonable out-of-pocket fees and expenses paid or payable by the Holdco or the Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement and the Additional Agreements and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) any and all filing fees to the governmental Authorities in connection with the Transactions.

1.11 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

1.12 “Closing Consideration” means $80,000,000, which amount will be paid in Pubco Shares at Closing, which Pubco Shares shall have a deemed value of $10.00 per share.

1.13 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.14 “Deferred Underwriting Amount” means an aggregate of approximately $1,495,000, constituting the portion of the underwriting discounts and commissions, which the underwriters of the IPO are entitled to receive upon the occurrence of the Closing in accordance with the Underwriting Agreement, by and between Purchaser and Clear Street LLC, dated May 27, 2025.

1.15 “EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

1.16 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.17 “Equity Incentive Plan” means the equity incentive plan to be adopted by the Pubco prior to the Closing and reflecting a pool of not less than 15% of the fully-diluted capitalization of the Pubco immediately following the Closing, under which the awards for Pubco Shares (or derivative instruments with similar economics) described on Schedule 3.5(b) of the Company Disclosure Schedules will be awarded following the Closing to the Company’s Chief Executive Officer, Chief Operating Officer, executive management team and staff, subject to certain vesting terms and the terms of the Equity Incentive Plan.

1.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.19 “Governmental Authority” means any government entity, body or authority of any nation, including (a) any federal, state, territory, foreign or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (c) any official of any of the foregoing acting in such capacity.

1.20 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.21 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.22 “Holdco Shareholder” means a holder of Holdco Shares immediately prior to the Initial Merger Effective Time.

1.23 “Holdco Shareholder Approval” means the approval of this Agreement and the transactions contemplated hereby by the Holdco Shareholders pursuant to the terms and subject to the conditions of the Organizational Documents of the Holdco and applicable Law.

1.24 “HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.

1.25 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (in each case, as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.26 “Intellectual Property” or “Intellectual Property Right” means all of the worldwide intellectual property and any proprietary rights, titles and interests associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) all trademarks and service marks, certification marks, trade dress, logos, slogans, product configurations, trade names, taglines, corporate and business names, and other indications of origin, all applications, registrations and renewals in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) all discoveries, inventions, invention disclosures, ideas, Know-How, systems, technology, all improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all issued patents, industrial designs, and utility models, and all published or unpublished applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, substitutions, and other extensions of legal protestation pertaining thereto; (c) all trade secrets, confidential business information, and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software and all rights therein; (e) all copyrights in writings, moral rights, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto; (h) social media accounts, and all content contained therein; (i) rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

1.27 “Inventory” is defined in the UCC.

1.28 “Investment Management Trust Agreement” means the investment management trust agreement made as of May 27, 2025 by and between Purchaser and Continental Stock Transfer & Trust Company, as trustee.

1.29 “IPO” means the initial public offering of Purchaser pursuant to the IPO Prospectus.

1.30 “IPO Prospectus” means the final prospectus of the Purchaser, dated as of May 28, 2025 (File No. 333-283689).

1.31 “IRS” means the U.S. Internal Revenue Service.

1.32 “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

1.33 “Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, including but not limited to Sun-hwi Lee, Shin-hye Lee and Hye-gyeong Park, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

1.34 “Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

1.35 “Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

1.36 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.37 “Lien” means, with respect to any asset, any mortgage, lien (including tax liens), pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.38 “Lock-up Agreement” means the agreement relating to the shares of the Pubco to be effective as of the Closing, in substantially the form attached as Exhibit A.

1.39 “Material Adverse Effect” or “Material Adverse Change” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (collectively, “Effect”) that has had or is reasonably expected to have a material adverse effect or a material adverse change on the assets, Liabilities, condition (financial or otherwise), net worth, key management, earnings, cash flows, business, key customer relationships, operations or properties of a Party hereto and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Party and/or its subsidiaries operate(s); (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any of the Pubco Parties (in case of the Company) or the Company (in case of any of the Pubco Parties); (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; or (g) any natural or man-made disaster or acts of God, including any epidemic or outbreak, such as the COVID-19 virus; unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Party and its subsidiaries as compared to comparable companies in the same industry or industries.

1.40 “Merger Sub I” means the Cayman Islands exempted company to be incorporated pursuant to Section 5.9.

1.41 “Merger Sub II” means the Cayman Islands exempted company to be incorporated pursuant to Section 5.9.

1.42 “Nasdaq” means the electronic dealer quotation system owned and operated by The Nasdaq Stock Market, Inc.

1.43 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

1.44 “Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

1.45 “PCAOB” means the Public Company Accounting Oversight Board.

1.46 “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that do not result from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.47 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.48 “Personal Data” means, with respect to any natural Person, (i) information that identifies or is capable of identifying a natural Person such as (a) non-public information, such as a national identification number, passport number, social security number, driver’s license number; (b) health or medical information, such as insurance information, medical prognosis, diagnosis information or genetic information; (c) financial information, such as a policy number, payment information, tax identification number, credit history, any code or password that would permit access to a bank account, and/or bank account number; (d) sensitive personal data, such as mother’s maiden name, race, marital status, gender or sexuality, background check information, judicial data such as criminal records, or Internet protocol addresses relating to use of websites or assigned to a person; (e) biometric data; and/or (f) genetic data; or (ii) “personal information”, “personally identifiable information”, “personal data” or any similar term or other information that is explicitly defined as a regulated category of information under any applicable Privacy Law.

1.49 “Plan of Initial Merger” means the plan of merger for the purpose of effecting the Initial Merger, in accordance with Part XVI of the Cayman Companies Act, in form and substance acceptable to the Company and Purchaser and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act.

1.50 “Plan of SPAC Merger” means the plan of merger for the purpose of effecting the SPAC Merger, in accordance with Part XVI of the Cayman Companies Act, in form and substance acceptable to the Company and

Purchaser and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act.

1.51 “Holdco Exchange Ratio” means the ratio obtained by dividing (a) the aggregate number of Merger Consideration Shares to be issued to all Holdco Shareholders at the Initial Merger Effective Time by (b) the aggregate number of Holdco Shares issued and outstanding immediately prior to the Initial Merger Effective Time (excluding Holdco Treasury Shares and Holdco Dissenting Shares), as set forth in the Payment Spreadsheet.

1.52 “Purchaser Rights” means the right to receive one-eighth of one Purchaser Share upon closing of the Transactions.

1.53 “Purchaser Shares” means the Class A ordinary shares of the Purchaser with a par value of $0.0001 each, Class B ordinary shares of the Purchaser with a par value of $0.0001 each and preferred shares of the Purchaser with a par value of $0.0001 each.

1.54 “Purchaser Transaction Expenses” means any reasonable out-of-pocket fees and expenses paid or payable by Purchaser or the Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement and the Additional Agreements and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) any and all filing fees to the governmental Authorities in connection with the Transactions.

1.55 “Purchaser Units” means a unit of Purchaser comprised of one Purchaser Class A ordinary share and one Purchaser Right including all “units” described in the IPO Prospectus.

1.56 “Privacy Laws” means all applicable international, federal, state, provincial or local (including, but not limited to United States state and federal Laws, and the laws of other non-U.S. jurisdictions applicable to the Company or any of its Subsidiaries) Laws, rules, regulations, mandatory directives, or other governmental requirements relating to data privacy, trans-border data flow, data protection, privacy, or use of Personal Data, including without limitation the EU General Data Protection Regulation 2016/67 and more specific rules or Laws by member states (such as in the case of employee data, as applicable, the United Kingdom Data Protection Act of 2018 and the UK General Data Protection Regulation), and any and all similar Laws relating to privacy, security, data protection, data availability, destruction, data breach, and security incident notification, including any regulations promulgated under each of the foregoing, and any and all successor or supplemental laws thereof.

1.57 “Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry, or investigation before or by a Governmental Authority or an arbitrator.

1.58 “Pubco” means Cayman Islands exempted company to be formed pursuant to Section 5.9.

1.59 “Pubco Fundamental Representations” means the representations and warranties of the Pubco Parties set forth in Section 4.1 (Company Existence and Power), Section 4.2 (Authorization), Section 4.5 (Finders’ Fees) and Section 4.7 (Capitalization).

1.60 “Pubco Parties” means the Purchaser and the Pubco and any of their respective Subsidiaries from time to time.

1.61 “Pubco Shares” means the fully paid ordinary shares of the Pubco with a par value of $0.0001 each.

1.62 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.63 “Registration Rights Agreement” means an agreement governing the resale of the Pubco Shares owned by certain Pubco shareholders, in form and substance reasonably acceptable to the parties thereto, to be entered into as of the Closing.

1.64 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.65 “SEC” means the U.S. Securities and Exchange Commission.

1.66 “Securities Act” means the Securities Act of 1933, as amended.

1.67 “Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by any member of the Company Group. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by any member of the Company Group.

1.68 “Sponsor” means ST Sponsor Limited, a Cayman Islands exempted company, and/or ST Sponsor Investment LLC, a Cayman Islands limited liability company, as the context requires.

1.69 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.70 “Tangible Personal Property” means all material tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

1.71 “Tax” means any federal, state, territory local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, retirement, superannuation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

1.72 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.73 “Taxing Authority” means the Internal Revenue Service or any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax, in the United States or elsewhere.

1.74 “Treasury Regulation” means the regulations of the U.S. Internal Revenue Service.

1.75 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.76 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.77 “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II

TRANSACTION; CLOSING

2.1 Initial Merger.

(a) Initial Merger. At the Initial Merger Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”), Holdco shall be merged with Merger Sub I, the separate corporate existence of Merger Sub I shall cease and Holdco shall continue as the surviving corporation and a wholly-owned subsidiary of Pubco.

(b) Effect of Initial Merger. From and after the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and Holdco shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub I and Holdco set forth in this Agreement to be performed after the Initial Merger Effective Time.

(c) Execution and Filing of Initial Merger Filing Documents. At the Closing, and prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), and provided that this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub I and the Holdco shall cause the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Companies Act. The Initial Merger shall become effective at such time as the Plan of Initial Merger is duly registered by the Cayman Islands Registrar, or at such later time as Merger Sub I and the Holdco mutually agree in writing with the written consent of the Purchaser (subject to the requirements of the Cayman Companies Act) and as set forth in the Plan of Initial Merger (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

(d) Organizational Documents of Holdco. At and immediately following the Initial Merger Effective Time, the memorandum and articles of association of the Holdco and Merger Sub I, as in effect immediately prior to the Initial Merger Effective Time, shall cease to be in effect; the memorandum and articles of association of Merger Sub I shall become the memorandum and articles of association of the Surviving Corporation (the “Surviving Corporation Organizational Documents”), until thereafter amended as provided therein and under the Cayman Companies Act.

(e) Directors and Officers of the Surviving Corporation. From and after the Initial Merger Effective Time, the officers and the board of directors of the Surviving Corporation shall be designated by the Holdco prior to the Initial Merger Effective Time.

(f) Effect of the Initial Merger on Merger Sub I Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any Party hereto or the holders of shares of Merger Sub I, each share of Merger Sub I that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into the equal number and class of shares of the Surviving Corporation, which shares shall, subject to Section 2.6 constitute the only outstanding shares in the share capital of the Surviving Corporation.

(g) Effect of the Initial Merger on Holdco Shares.

(i) Holdco Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and conditioned on the consummation of the Mergers and without any action on the part of any Party hereto or the holders of Holdco Shares, each Holdco Share that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than (x) any Holdco Treasury Shares referred to in Section 2.1(g)(ii) and (y) any Holdco Dissenting Shares referred to in Section 2.1(g)(iii), shall automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued Pubco Shares at the Holdco Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet (as defined below) as to each holder set forth therein (the “Merger Consideration Shares”), without interest, subject to rounding down to the nearest whole number. As of the Initial Merger Effective Time, each Holdco Shareholder shall cease to have any other rights in and to the Holdco or the Surviving Corporation (other than the rights set forth in Section 2.4(a)). As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, the Company or Holdco shall deliver to the Purchaser a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the corresponding number of Merger Consideration Shares payable to each Holdco Shareholder in accordance with the terms of this Agreement and the Holdco Organizational Documents. As promptly as practicable following the delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Merger Consideration Shares to the Holdco Shareholders pursuant to the finalized Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the corresponding number of Merger Consideration Shares to the Holdco Shareholders pursuant to this Article II, absent manifest error.

(ii) Holdco Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Holdco Shares that are owned by the Company as treasury shares or any Holdco Shares owned by any direct or indirect Subsidiary of the Holdco immediately prior to the Initial Merger Effective Time (collectively, “Holdco Treasury Shares”), such Holdco Treasury Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii) Holdco Dissenting Shares. Each of the Holdco Dissenting Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.4(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.4(a).

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Surrender of Certificates. All securities issued upon the surrender of Holdco Shares in relation to the Initial Merger and in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Holdco Shares shall also apply to the Merger Consideration Shares so issued in exchange.

(j) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Holdco Shares shall have been lost, stolen or destroyed, the Pubco shall cause to be issued in exchange for such lost stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

(k) Payment of Merger Consideration Shares.

(i) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the Pubco shall issue to each Holdco Shareholder the corresponding number of Merger Consideration Shares in accordance with Section 2.1(g)(i).

(ii) No certificates or scrip representing fractional Pubco Shares will be issued pursuant to the Initial Merger and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(iii) Each certificate issued pursuant to the Initial Merger to any holder of Holdco Shares immediately prior to the Initial Merger Effective Time shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of Pubco Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(l) Taking of Necessary Action; Further Action. If, at any time after the Initial Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Initial Merger Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub I and Holdco, the officers and directors of Merger Sub I and Holdco are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.2 The SPAC Merger.

(a) SPAC Merger. At the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser shall be merged with Merger Sub II, the separate corporate existence of Merger Sub II shall cease and Purchaser shall continue as the surviving corporation and a wholly-owned subsidiary of Pubco. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

(b) Effect of SPAC Merger. From and after the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in accordance with the applicable provisions of this Agreement, the Plan of SPAC Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC Merger Surviving Corporation, which shall include the assumption by the SPAC Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub II and the Purchaser set forth in this Agreement to be performed after the SPAC Merger Effective Time.

(c) Execution and Filing of SPAC Merger Filing Documents. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), and provided that this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub II and Purchaser shall cause the Plan of SPAC Merger, together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Companies Act. The SPAC Merger shall become effective at such time as the Plan of SPAC Merger is duly registered by the Cayman Islands Registrar, or at such later time as Merger Sub II and the Purchaser mutually agree in writing with the written consent of Holdco (subject to the requirements of the Cayman Companies Act) and as set forth in the Plan of SPAC Merger (such date and time as the SPAC Merger becomes effective, the “SPAC Merger Effective Time”).

(d) Directors and Officers of the SPAC. From and after the SPAC Merger Effective Time, the officers and the board of directors of the SPAC Merger Surviving Corporation shall be designated by the Pubco.

(e) Effect of the SPAC Merger on Merger Sub II Shares. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub II, each share of Merger Sub II that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into the equal number and class of shares of the SPAC Merger Surviving Corporation, which shares shall constitute the only outstanding shares in the share capital of the SPAC Merger Surviving Corporation.

(f) Effect of the SPAC Merger on Purchaser Securities.

(i) Purchaser Units. At the SPAC Merger Effective Time, each Purchaser Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A ordinary share and one Purchaser Right in accordance with the terms of the applicable Purchaser Unit (the “Unit Separation”), which underlying securities of Purchaser shall be adjusted in accordance with the applicable terms of this Section 2.2(f)(ii) and Section 2.2(f)(iv), as applicable. Immediately following the Unit Separation, all Purchaser Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Purchaser Units immediately prior to the Unit Separation shall cease to have any rights with respect to such Purchaser Units, except as provided herein or by Law.

(ii) Purchaser Share. Immediately following the Unit Separation in accordance with Section 2.2(f)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Purchaser Share, each Purchaser Share that is issued and outstanding immediately prior to the SPAC Merger Effective Time (including each Purchaser Share converted from Purchaser Rights pursuant to Section 2.2(f)(iv)) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued, fully paid and non-assessable Pubco Share without interest. As of the SPAC Merger Effective Time, each Purchaser security holder shall cease to have any other rights in and to such Purchaser Shares.

(iii) Purchaser Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any Purchaser Share that are owned by Purchaser as treasury shares or any Purchaser Share owned by any direct or indirect Subsidiary of Purchaser immediately prior to the SPAC Merger Effective Time, such Purchaser Share shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv) Purchaser Rights. Immediately following the Unit Separation, by virtue of the SPAC Merger and without any action on the part of any holder of a Purchaser Right, every eight (8) Purchaser Rights that were issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted to one Purchaser Class A ordinary share. As of the SPAC Merger Effective Time, each Purchaser Securities Holder shall cease to have any other rights in and to such Purchaser Rights.

(g) Organizational Documents. At the SPAC Merger Effective Time, the Organizational Documents of the Purchaser, as in effect immediately prior to the SPAC Merger Effective Time, shall cease and the Organizational Documents of Merger Sub II shall be the Organizational Documents of the Purchaser and thereafter amended in accordance with their terms and as provided by Law.

(h) Transfers of Ownership. If any certificate for securities of Pubco to be issued is in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

(i) No Liability. Notwithstanding anything to the contrary in this Section 2.2, none of the Purchaser, the Pubco or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Fractional Shares. No certificates or scrip representing fractional Pubco Share will be issued pursuant to the SPAC Merger and each holder of Pubco Share who would otherwise be entitled to a fraction of a Pubco Share at any time Pubco Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

(k) Surrender of Securities. All securities issued in exchange for Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Shares so issued in exchange.

(l) Lost Stolen or Destroyed Certificates. In the event any certificates of Purchaser Securities shall have been lost, stolen or destroyed, the Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to this Section 2.2; provided, however, that the Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

(m) Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Purchaser and Merger Sub II, the officers and directors of the Purchaser and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.3 Closing.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures on the date which is within three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Purchaser and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) At the Closing or such later time as may be agreed by the Company and the Purchaser in writing, the Pubco shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in a written certificate delivered by the Company (the “Company Transaction Expenses Certificate”), which shall be provided as soon as reasonably practicable but in any event no later than two (2) Business Days prior to the Closing Date. For the avoidance of doubt, nothing contained herein shall affect any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate.

(c) At the Closing or such later time as may be agreed by the Company and the Purchaser in writing, the Pubco shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Purchaser Transaction Expenses as set forth in a written certificate delivered by the Purchaser (the “Purchaser Transaction Expenses Certificate”), which shall (i) be provided as soon as reasonably practicable but in any event no later than two (2) Business Days prior to the Closing Date, and (ii) set forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the Purchaser Shares Redemption; (B) a written report setting forth a list of all of the Purchaser Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; and (C) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to Purchaser to be repaid on the Closing Date. For the avoidance of doubt, nothing contained herein shall affect Purchaser’s ability to be reimbursed (and any invoices to the Purchaser to be paid) for any Purchaser Transaction Expenses incurred in good faith after the delivery of the Purchaser Transaction Expenses Certificate.

2.4 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Holdco Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by the shareholders of Holdco who have not voted in favor of the Initial Merger and who have given a written notice of election to dissent pursuant to section 238 of the Cayman Companies Act prior to the vote to authorize the Initial Merger and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Holdco Dissenting Shares”) shall not be converted into, and any such holder of the Holdco Dissenting Shares (the “Holdco Dissenting Shareholder”) shall have no right to receive, any Merger Consideration Shares, and shall cease to have any of the rights as a shareholder of the Holdco (save for the right to be paid fair value for the Holdco Dissenting Shares in accordance with section 238 of the Cayman Companies Act). For the avoidance of doubt, the fair value of Holdco Dissenting Shares shall be determined as of the day prior to the date on which the vote of Holdco shareholders authorizing the Initial Merger was taken, exclusive of any element of value arising from the expectation or accomplishment of the Initial Merger, in accordance with section 238(9) of the Cayman Companies Act. Within twenty (20) days immediately following the date on which the Initial Merger is authorized by Holdco shareholders, the Surviving Corporation shall give written notice of the authorization to each Holdco Dissenting Shareholder who has made a written objection to the Initial Merger. Within twenty (20) days of receiving such notice, each Holdco Dissenting Shareholder may give the Surviving Corporation a written notice of his, her or its election to dissent, stating the number and class of Holdco Dissenting Shares for which payment is demanded and a demand for payment of the fair value of his, her or its Holdco Dissenting Shares. Any Holdco Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Holdco Dissenting Shares pursuant to section 238 of the Cayman Companies Act shall be treated in the same manner as a Holdco Shareholder who did not give a notice of election to dissent pursuant to section 238 of the Cayman Companies Act, and such shares shall thereupon be deemed to have been converted into the right to receive Merger Consideration Shares as of the Initial Merger Effective Time.

(b) Prior to the Initial Merger Effective Time, Holdco shall give Purchaser (i) prompt notice of any notices of election to dissent pursuant to section 238 of the Cayman Companies Act received by Holdco and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, Holdco shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Holdco Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238 of the Cayman Companies Act.

(c) The Surviving Corporation shall, within seven (7) days immediately following the expiration of the period within which Holdco Dissenting Shareholders may give their notices of election to dissent, make a written offer to each Holdco Dissenting Shareholder to purchase his, her or its Holdco Dissenting Shares at a specified price that the Surviving Corporation determines to be the fair value thereof. If, within thirty (30) days immediately following the date on which such offer is made, the Surviving Corporation and the Holdco Dissenting Shareholder fail to agree on the price to be paid for the Holdco Dissenting Shares, the Surviving Corporation (or such Holdco Dissenting Shareholder) may, within twenty (20) days immediately following the expiration of such thirty (30) day period, apply to the Grand Court of the Cayman Islands to determine the fair value of the Holdco Dissenting Shares. The costs of such proceeding shall be determined by the Grand Court and shall be assessed against the parties as the Grand Court deems equitable in the circumstances.

(d) With respect to the SPAC Merger, to the extent that any holder of Purchaser Securities is entitled to exercise dissent rights under section 238 of the Cayman Companies Act, the provisions of this Section 2.4 shall apply mutatis mutandis to the SPAC Merger, and references to Holdco, Holdco Shares, Holdco Dissenting Shares, Holdco Dissenting Shareholder, the Initial Merger, and the Surviving Corporation shall be read as references to Purchaser, Purchaser Securities, the corresponding dissenting securities, the dissenting holders thereof, the SPAC Merger, and the SPAC Merger Surviving Corporation, respectively. Any Purchaser Securities in respect of which dissent rights have been properly exercised and perfected under section 238 of the Cayman Companies Act shall not be converted into Pubco Shares and shall only entitle the holder thereof to receive the fair value of such securities determined in accordance with section 238 of the Cayman Companies Act.

2.5 Directors and Officers of the Pubco.

(a) Unless otherwise agreed by the parties hereto in writing, immediately after the Closing, the Pubco’s board of directors shall consist of 5 directors, 3 of which shall be designated by the Sponsor who is reasonably acceptable to the Holdco, and the remaining directors shall be designated by the Holdco.

(b) The parties hereto shall take all necessary actions so that the officers of the Holdco at the Closing shall, from and after the Closing, be the officers of Pubco until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Pubco Organizational Documents.

2.6 Adjustments. Without limiting the other provisions of this Agreement, if at any relevant time, any change in the outstanding securities of the Holdco, the Purchaser or the Pubco shall occur (other than the issuance of additional shares of the Holdco, Purchaser or Pubco as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Merger Consideration Shares, the Pubco Shares issued to the holders of Purchaser Securities, and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Purchaser, Pubco or the Holdco to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HOLDCO

Except as set forth in the disclosure schedules delivered by the Company to the Pubco Parties simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represent and warrant to the Pubco Patries that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and shall be as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is or should be readily apparent to the Pubco Parties on the face of a disclosure under a particular schedule and in light of the context that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement or of the Company Disclosure Schedule, such disclosure shall also be deemed to be relevant to such other section(s) and an exception to the representations and warranties of the relevant part(ies) that are contained in such corresponding section(s) of this Agreement. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

3.1 Corporate Existence and Power. Each of the Holdco and the Company is a company limited by shares duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of formation, and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. Schedule 3.1 lists all jurisdictions in which a member of the Company Group is qualified to conduct business as a foreign corporation or other entity.

3.2 Authorization. Each of the Holdco and the Company has all requisite power and authority to execute, deliver and perform this Agreement and the Additional Agreements to which it is a party and to consummate the Transactions and thereby. This Agreement and all Additional Agreements to which the Holdco, the Company or any of its Subsidiaries is or shall be a party, including the Transactions, have been duly authorized by all necessary action on the part of the Holdco, the Company and its respective Subsidiaries, including by a majority of the Board of Directors of the Company (the “Requisite Company Vote”) and the approval of Holdco shareholders as required by its Organizational Documents and applicable Law. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Holdco, the Company or any of its Subsidiaries is a party will constitute, a valid and legally binding agreement of the Holdco, the Company or any of its Subsidiaries, as applicable, enforceable against the Holdco, the Company or any of its Subsidiaries in accordance with their respective terms.

3.3 Governmental Authorization. Neither the execution, delivery nor performance by the Holdco, the Company or any of its Subsidiaries of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority on the part of the Holdco, the Company or any of its Subsidiaries, except for (i) SEC and Nasdaq approval required to consummate the Transactions, (ii) the pre-merger notification requirements of the HSR Act, or (iii) any filings, reports or notifications required under applicable foreign exchange laws of the Republic of Korea, including the Foreign Exchange Transactions Act.

3.4 Non-Contravention. None of the execution, delivery or performance by the Company Group of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which any member of the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Company Group or by which any of the Company Shares or Holdco Shares or any of the assets of any member of the Company Group is or may be bound, (c) result in the creation or imposition of any Lien on any of the Company Shares or Holdco Shares, (d) cause a loss of any material benefit relating to the Business to which any member of the Company Group is or may be entitled under any provision of any Permit or Contract binding upon any member of the Company Group, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of any member of the Company Group, except, in the cases of (b) to (e), for any contravention or conflicts that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group as a whole.

3.5 Capitalization.

(a) The capital of the Company is comprised of an aggregate of 39,103 shares, consisting of (i) 31,035 ordinary shares, (ii) 5,379 shares of Series 1 Redeemable Convertible Preferred Shares (“RCPS”), (iii) 2,069 shares of Series 2 RCPS, and (iv) 620 Series 3 RCPS shares, which are issued and outstanding as of the date hereof. All of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. Except for the Company Shares, no other class of share capital of the Company is authorized or issued or outstanding. Schedule 3.5(a) of the Company Disclosure Schedule set forth the complete and accurate capitalization table of the Company as of the date of this Agreement (showing the amount of the Company Shares and the shareholding percentage of each member).

(b) Except as set forth on Schedule 3.5(b), there are no (i) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company or the Holdco; (ii) to the Knowledge of the Company and the Holdco, agreements with respect to any of the Company Shares or Holdco Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (iii) disputes, controversies, demands or claims as to any Company Shares or Holdco Shares.

3.6 Subsidiaries. Schedule 3.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 3.6, (a) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were issued or offered, sold and delivered in material compliance with all applicable Laws and their respective Organizational Documents, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents), and were not, and will not be, issued in breach or violation of any preemptive rights or Contracts; (b) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (c) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Subsidiary of the Company; (d) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (e) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (f) except for the equity interests of the Subsidiaries listed on Schedule 3.6 , the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (g) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (h) except as set forth on Schedule 3.6, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.7 Organizational Documents. Copies of the Organizational Documents of the Holdco, the Company and each Subsidiary of the Company have heretofore been made available to the Pubco Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. None of the Holdco, the Company nor any Subsidiary has taken any action in violation or derogation of its Organizational Documents.

3.8 Corporate Records. All proceedings of the Company’s and each Subsidiary’s board of directors occurring since their respective dates of inception, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of shareholders or the equivalent documents of the Company and of each Subsidiary are complete and accurate. The register of shareholders or the equivalent documents and minute book records of the Company and of each Subsidiary relating to all issuances and transfers of stock or shares, or material assets by the Company and each such Subsidiary, and all proceedings of the board of directors, including committees thereof, and shareholders since the date of inception of the Company and each Subsidiary, have been made available to the Pubco Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company or the Subsidiary of the Company, as applicable.

3.9 Assumed Names. Schedule 3.9 is a complete and correct list of all assumed or “doing business as” names currently or previously used by any member of the Company Group, including names on any websites. None of the Company or any Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 3.9 to conduct the Business.

3.10 Consents. Except as set forth in Schedule 3.10, no Contracts binding upon any member of the Company Group or by which any of the Company Shares or Holdco Shares, or any of the assets of any member of the Company Group are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the Transactions.

3.11 Financial Statements.

(a) Attached hereto as Schedule 3.11(a) of the Company Disclosure Schedule are true, complete and correct copies of the audited consolidated balance sheets of the Company Group dated as of December 31, 2025, and the related statements of income, changes in stockholders’ equity and cash flows, including the notes thereto, for the fiscal years ended December 31, 2025, which set forth the audited financial information of the Company Group (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and correct in all material respects and fairly present, in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the consolidated financial position of the Company Group as of the dates thereof, and the consolidated results of operations of the Company Group for the periods reflected therein, have been and will be prepared in accordance with U.S. GAAP under the standards of the PCAOB, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The Financial Statements (i) were prepared from the Books and Records of the Company Group; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company Group’s financial condition as of their respective dates; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company Group with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Financial Statements, the Company Group has no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(d) The Financial Statements accurately reflect as required in accordance with U.S. GAAP the outstanding Indebtedness of the Company Group as of the date thereof. Except as set forth on Schedule 3.11(d), the Company Group does not have any material Indebtedness.

3.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Pubco Parties by or on behalf of any member of the Company Group are accurate, complete, and authentic in all material respects; the Books and Records have been properly and accurately kept and accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Company and each Subsidiary; and the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to each member of the Company Group:

(a) transactions are executed only in accordance with management’s authorizations in all material respects;

(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s and such member of the Company Group’s historical practices and to maintain asset accountability in all material respects;

(c) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(d) access to assets is permitted only in accordance with management’s authorization;

(e) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(f) all accounts, books and ledgers of each member of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs, cloud services, SaaS offerings, and network-attached storage (NAS)) and direct control of the Company Group and which is not located at the relevant office.

3.13 Absence of Certain Changes. Since the date of the Financial Statements, except as set forth on Schedule 3.13 or contemplated by this Agreement, any Additional Agreement or in connection with the Transactions, (a) each member of the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect on the Company Group as a whole; (c) no member of the Company Group has taken any action and no event has occurred which would have violated the covenants of the Company set forth in Section 5.1 if such action had been taken or such event had occurred between the date hereof and the Closing Date.

3.14 Properties; Title to Assets.

(a) The Tangible Personal Property has no material defects, is in good operating condition and repair, functions in accordance with its intended uses (ordinary wear and tear excepted), has been properly maintained, is suitable for its p resent use, and meets all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company.

(b) Except as set forth on Schedule 3.14(b), each member of the Company Group has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after the date of the Financial Statements other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or any of its Subsidiaries, and no such asset is subject to any Liens other than Permitted Liens. The assets owned, leased or licensed by the Company Group constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

3.15 Litigation. Except as set forth on Schedule 3.15: (a) there is no Action (or any basis therefor) pending against, or to the Knowledge of the Company and the Holdco threatened against or affecting, any member of the Company Group, any of their officers or directors, the Business, or any Holdco Share or Company Share, or any of the Company Group’s assets or any Contract before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter, or delay the Transactions or have a Material Adverse Effect on the Company Group as a whole; (b) there are no outstanding judgments against any member of the Company Group that would reasonably be expected to affect the ability of the Company to enter into and perform its obligations under this Agreement or have a Material Adverse Effect upon the Company Group as a whole; and (c) neither the Company nor any Subsidiary is, or has been, subject to any Proceeding with any Governmental Authority.

3.16 Contracts.

(a) Schedule 3.16 lists all Contracts, oral or written (collectively, the “Material Contracts”) to which any member of the Company Group is a party and which are currently in effect and constitute the following (if and to the extent applicable):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $300,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $200,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which any member of the Company Group (A) has continuing obligations for payment of annual compensation of at least $250,000 (other than for at-will employment), (B) has severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of control of any member of the Company Group;

(iv) all Contracts related to joint ventures, strategic alliances, partnerships, relationships for joint marketing or joint development with another Person;

(v) all Contracts relating to any acquisitions or dispositions of assets by the Company in excess of $100,000;

(vi) all Contracts for licensing agreements, including Contracts licensing Intellectual Property Rights, other than (A) “shrink wrap” licenses, and (B) non-exclusive licenses granted in the ordinary course of business;

(vii) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by any member of the Company Group, with a dollar value individually not in excess of $200,000, (2) any Contract related to open source software, or (3) any Contract under which any member of the Company Group licenses any of its Intellectual Property in the ordinary course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(viii) all Contracts relating to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of any member of the Company Group to compete in any line of business or with any Person or in any geographic area;

(ix) all Contracts relating to patents, trademarks, service marks, trade names, brands, material copyrights, trade secrets and other material Intellectual Property Rights of any member of the Company Group;

(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all such ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xii) all Contracts with or pertaining to the Company Group to which any shareholder holding at least 10% of the shares in the Company is a party;

(xiii) any Contract relating to the voting or control of the equity interests any member of the Company Group or the election of directors of any member of the Company Group (other than the Organizational Documents of the members of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the Transactions or any of the Additional Agreements to which any member of the Company Group is a party;

(xv) all Contracts with or pertaining to any member of the Company Group to which any shareholder of the Company or any Affiliate thereof is a party;

(xvi) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Leases);

(xvii) all Contracts with an over-the-counter trading desk;

(xviii) all Intellectual Property Contracts, separately identifying all such Intellectual Property Contracts under which any member of the Company Group is obligated to pay royalties thereunder and all such Intellectual Property Contracts under which any member of the Company Group is entitled to receive royalties thereunder;

(xix) any Contract with any Governmental Authority;

(xx) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of $200,000;

(xxi) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of any member of the Company Group will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions;

(xxii) any Contract relating to any pending merger, equity acquisition or disposition, or any purchase or sale of all or substantially all the assets of any Person; and

(xxiii) any Contract that in the Company’s determination would be required to be filed with SEC as a “material contract” pursuant to Items 601(b)(10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect in all material respects, and neither any member of the Company Group nor, to the Company’s Knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) no member of the Company Group has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the assets of any member of the Company Group, and (iii) no Contract (A) requires any member of the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any of Pubco or its Affiliates. The Company previously provided to the Pubco Parties true and correct fully executed copies of each written Material Contract.

(c) Except as disclosed in Schedule 3.16(c), none of the execution, delivery or performance by the Company of this Agreement or the Additional Agreements to which the Company is a party or the consummation by the Company of the Transactions constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any member of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled under any provision of any Material Contract or requires the consent of any party to remain in effect after the Closing.

(d) Each member of the Company Group is in compliance, in all material respects, with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(e) Each of the transactions between the Company Group and any shareholder, officer, employee or director of the Company Group or any Affiliate of any such Person (if any) entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and does not impair the interests of the shareholder of the Holdco, or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of such member of the Company Group (if applicable)

3.17 Licenses and Permits. Schedule 3.17 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, including any licenses for individuals employed in the Business, together with the name of the Governmental Authority issuing the same (the “Permits”). The Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, each member of the Company Group has all Permits necessary to operate the Business.

3.18 Compliance with Laws.

(a) Neither the Company or any other member of the Company Group nor, to the Knowledge of the Company, any representative or other Person acting on behalf of the Company or any other member of the Company Group, is in violation or has violated, in any material respect of, and, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since formation of the Company, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any member of the Company Group of, or failure on the part of any member of the Company Group to comply with, or any liability suffered or incurred by any member of the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending or to the Knowledge of the Company or the Holdco, threatened alleging any such violation or noncompliance by any member of the Company Group. No member of the Company Group has been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or Order. Without limiting the generality of the foregoing, each member of the Company Group is, and since its respective formation, has been, in compliance in all material respects with: (i) every Law and Order applicable to such member of the Company Group due to the specific nature of the Business, including without limitation, the Privacy Laws; and (ii) every Law and Order regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. No member of the Company Group has been threatened or charged in writing (or to the Company’s or Holdco’s Knowledge, orally) with or given written (or to the Company Group’s Knowledge, oral) notice of any violation of any Privacy Law or any other Law or Order referred to in or generally described in foregoing sentence by any Governmental Authority and, to the Company’s Knowledge, no member of the Company Group is under any investigations with respect to any such Law or Order.

(b) Neither the Company or any other member of the Company Group nor, to the Knowledge of the Company Group, any representative or other Person acting on behalf of any member of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c) All Company Shares have been issued and granted or allotted in compliance in all respects with applicable securities Laws and other applicable Law.

3.19 Intellectual Property.

(a) Schedule 3.19(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations, pending trademark applications and unregistered trademarks, (iii) registered copyrights and pending copyright applications, (iv) internet domain name registrations, (v) social media handles, and (vi) software code, in each case that are owned or partially owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”) and are material to the Business. Schedule 3.19(a) accurately specifies as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, dates, status or other identifying details; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Scheduled Intellectual Property has been issued, registered, or in which an application for such issuance or registration has been filed; and licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) All of the registrations, applications, and issuance within the Scheduled Intellectual Property are subsisting, in full force and effect, and to the Knowledge of the Company, all such registrations, issuances and renewal within the Scheduled Intellectual Property are valid and enforceable. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Owned Intellectual Property have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the Republic of Korea or other jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s or any Subsidiary’s ownership or interests therein.

(c) Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property that is licensed to any third party pursuant to a Contract is valid, subsisting and enforceable. (i) No Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, no Proceedings described in this clause (b) are or have been threatened in writing.

(d) Except as set forth in Schedule 3.19(d), the Company or its Subsidiaries owns free and clear of all Liens, all rights, titles and interests in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property that is required or material to its Business as currently conducted, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of the Transaction Documents, or the consummation of the Transactions. Except as set forth in Schedule 3.19(d), the Company and each of its Subsidiaries is in compliance with all material contractual obligations and to the Knowledge of the Company is in compliance with all material contractual obligations in all applicable Contracts involving open source software. The consummation of the transactions contemplated hereby will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or any licensed Intellectual Property.

(e) The conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted since its inception, as applicable, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate, and will not infringe, misappropriate or violate, any Intellectual Property or other proprietary right of any Person, and will not violate any applicable Law. Schedule 3.19(e) sets forth a true, accurate, and complete list of all Proceedings that are pending or, to the knowledge of the Holdco and the Company threatened in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person.

(f) To the Knowledge of the Company Group, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

(g) Except as set forth in Schedule 3.19(g), each current and former officer, employee, agent, consultant and/or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or any of its Subsidiaries would reasonably be expected to create, participate or contribute to the creation or development of Owned Intellectual Property, has executed an assignment or similar agreement with the Company or respective Subsidiary assigning to the Company or the respective Subsidiary all rights, titles, and interests in and to such Owned Intellectual Property. To the extent any such agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any agreement described in this clause (g), and no Governmental Authority, academic institution or any other Person has any right to, ownership of, or right or royalties for, any Owned Intellectual Property. The Company and each of its Subsidiaries has paid, or has made adequate provision for the payment of, all reasonable compensation required by applicable Law to such current or former officers, directors, and employees of the Company or any of its Subsidiaries in respect of employee inventions and other work-for-hire or assigned Intellectual Property created by such persons in the course of their employment or service with the Company or its Subsidiary. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group as a whole, no officer, director, or employee (whether current or former) of the Company or any of its Subsidiaries has asserted, threatened, or, to the Knowledge of the Company, intends to assert, any claim or dispute against the Company in connection with (i) compensation for employee inventions, (ii) ownership of or rights in any Intellectual Property created or developed during the course of such Person’s employment or service with the Company or its Subsidiary, or (iii) the validity or enforceability of any Intellectual Property assignment, work-for-hire provision, or confidentiality agreement entered into with such Person. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any dispute or claim described in Section 3.19(g), and no Owned Intellectual Property of the Company are subject to any challenge to the Company’s exclusive ownership based on employee invention Laws or analogous principles.

(h) Each member of the Company Group has taken commercially reasonable steps to safeguard and maintain the secrecy, value and confidentiality of, and their proprietary rights in and to, trade secrets, confidential information and all Owned Intellectual Property that are confidential or non-public. To the Knowledge of the Company, no current or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries misappropriates or has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(i) Each member of the Company Group has established and implemented, and, to the Knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. During the last twelve months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems. The Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

(j) Each member of the Company Group has in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. To the Knowledge of the Company, the Company has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of Personal Data.

(k) Each member of the Company Group has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company and its Subsidiaries that involve or relate to the collection, storage, processing or transmission of sensitive information, including Sensitive Data (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, sensitive information, including Sensitive Data and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Sensitive Data maintained by, or provided to, the Company and its Subsidiaries; (B) implement, monitor and provide adequate and effective administrative, electronic and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Sensitive Data or contractors with respect to any Sensitive Data collected, obtained, processed or stored by or on behalf of the Company or its Subsidiaries.

(l) No Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, processing, transmission, dissemination, storage and protection of Personal Data and any other content or data.

(m) The Company is in actual possession and control of the source code of the software within the Owned Intellectual Property and all related documentation, specifications and know-how. No Person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.

(n) None of the Company or its Subsidiaries is , nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that has required or obligated or could require or obligate the Company or any of its Subsidiaries to distribute, disclose, or license or grant any rights in any Owned Intellectual Property to any third party.

(o) Except as set forth Schedule 3.19(o), none of the software within the Owned Intellectual Property is currently or was in the past distributed or used by the Company or any Subsidiary with any open source software in a manner that requires any such software within the Owned Intellectual Property to be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

(p) None of the execution, delivery or performance by the Company Group of the Transaction Documents to which the Company Group is a party or the consummation by the Company Group of the Transactions will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by any member of the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(q) Except as set forth in Schedule 3.19(q), for any patents that the Company jointly registers or owns with any other Person (the “Joint Patent Owner”) (the “Joint Patent”): (i) no event, act, omission, or circumstance has occurred that has given rise to, or that would reasonably be expected to give rise to, any obligation on the part of the Company to pay any royalties, licensing fees, or any other form of compensation to the Joint Patent Owner or any other Person in connection with the Joint Patent or the Company’s use or exploitation thereof; (ii) neither the Joint Patent Owner nor any other Person has made any written or oral request, demand, claim, or assertion that the Company pay any royalties, licensing fees, or any other consideration in respect of the Joint Patent, and, to the Knowledge of the Company, no such request, demand, claim, or assertion is threatened, pending, or contemplated; (iii) no dispute, disagreement, arbitration, litigation, mediation, or other proceeding has arisen, been threatened, or, to the Knowledge of the Company, is reasonably anticipated to arise, between the Company and the Joint Patent Owner or any other Person, in connection with (A) ownership interests in the Joint Patent, (B) the scope of rights of each joint owner with respect to the Joint Patent, (C) any alleged obligation to account for or share profits derived from exploitation of the Joint Patent, or (D) any other matter relating to the Joint Patent; (iv) the Company’s joint ownership interest in the Joint Patent is free and clear of all Liens, encumbrances, exclusive licenses granted to third parties, and co-ownership restrictions that would limit the Company’s right to use or exploit the Joint Patent in connection with its Business. There are no agreements, arrangements, or understandings, whether written or oral, between the Company and the Joint Patent Owner (or any of the Joint Patent Owner’s Affiliates) that impose any restriction on the Company’s exploitation of the Joint Patent, require the consent of the Joint Patent Owner prior to any commercialization of the Joint Patent, or entitle the Joint Patent Owner to any share of revenues generated by the Company’s use of the Joint Patent.

(r) (i) Except as set forth Schedule 3.19(r), the Company has no obligation, whether current or contingent, to pay any royalties, licensing fees, usage fees, or any other form of compensation to any of its directors, or to any Person in which the Company director holds a direct or indirect interest, in connection with the use, exploitation, or commercialization of any intellectual property rights (including, without limitation, patents, utility models, trademarks, service marks, trade names, domain names, copyrights, design rights, trade secrets, and know-how) (collectively, “Director IP Rights”) currently used or expected to be used in the conduct of the Company’s Business. (ii) There is no plan, intention, or arrangement, whether formal or informal, to pay or request any royalties or other Intellectual Property-related compensation to the Company director, and the Company director has not asserted, and does not intend to assert, any claim for royalties or other compensation in connection with any Director IP Rights used or proposed to be used by the Company. (iii) No dispute, claim, demand, or proceeding has arisen or been threatened by or against the Company director relating to the ownership, use, or compensation in respect of any Director IP Rights used by the Company in the Business, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such dispute or claim.

3.20 Customers and Suppliers.

(a) Schedule 3.20(a) sets forth a list of the Company Group’s combined ten (10) largest customers and the ten (10) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company Group’s fiscal years ending 2025 showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period, each on a consolidated basis.

(b) Other than as contemplated in Schedule 3.13, no customer or supplier listed on Schedule 3.20(a) has (i) terminated, suspended or canceled its relationship with any member of the Company Group, (ii) materially reduced its business with any member of the Company Group or materially and adversely modified its relationship with any member of the Company Group, (iii) notified any member of the Company Group in writing of its intention to take any such action, (iv) notified a material breach of the terms of any Contract that the Company or its Subsidiary enters into with such customer or supplier, or (v) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

3.21 Accounts Receivable and Payable; Loans.

(a) All accounts receivables and notes of any member of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by any member of the Company Group in the ordinary course of business consistent with past practice. The accounts payable of any member of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) There is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect on the Company Group as a whole. To the Company’s Knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business and have been approved in all material respects in accordance with the Organizational Documents of the Company or its subsidiaries, to the extent applicable.

(c) Except as set forth in Schedule 3.21(c) of the Company Disclosure Schedule, no member of the Company Group is indebted to any Affiliate thereof and no Affiliates of the Company are indebted to any member of the Company Group.

(d) The information set forth on Schedule 3.21(d) of the Company Disclosure Schedule separately identifies any and all accounts receivable or notes of any member of the Company Group which are owed by any Affiliate of a member of the Company Group as of 2025. Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, no member of the Company Group is indebted to any of its Affiliates and no Affiliates of the Company are indebted to any member of the Company Group.

3.22 Pre-payments. No member of the Company Group has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

3.23 Employees; Employee Benefits.

(a) Schedule 3.23(a) sets forth a true, correct and complete list of each of those employees designated by the Company as key personnel of the Company and/or its Subsidiaries, setting forth the name, title, current base salary or hourly rate for each such person, along with total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended 2025.

(b) Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of any member of the Company Group, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of any member of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company and/or any Subsidiary, threatened against the Company and/or any Subsidiary. Further, neither the Company nor any Subsidiary has ever experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees.

(c) There are no pending or, to the Knowledge of the Company and/or any Subsidiary, threatened claims or Proceedings against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.

(d) Schedule 3.23(d) sets forth an accurate and complete list of all material Company and Subsidiary’s “Benefit Arrangements”, including but not limited to, employee share plans, long term and short term incentive plans and fringe benefits.

(e) With respect to each Benefit Arrangement, the Company has made available to Pubco Parties or their counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule prepared by the Company; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; and (v) the most recent written results of all required compliance testing, if any.

(f) All Benefit Arrangements are in material compliance with the applicable Laws and regulations.

(g) All taxes have been accurately calculated and remitted for any of the Benefit Arrangements made to any former or current employee of the Company Group.

(h) Except as otherwise disclosed, there are no material Actions or facts and circumstances that could result in a material Action with respect to a Benefit Arrangement.

(i) Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which any member of the Company Group is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of any member of the Company Group; (ii) limit or restrict the right of any member of the Company Group to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

(j) Neither the execution, delivery and performance of this Agreement or any Additional Agreements to which any member of the Company Group is a party nor the consummation of the Transactions will (either alone or in combination with another event), result in any payment (whether in cash or property) or the vesting of property that could reasonably be expected to result in the imposition of excise tax under 26 U.S. Code §4999. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any member of the Company Group as a result of the imposition of any such taxes.

(k) Each Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), if any, is, in all material respects, in documentary compliance with, and has in all material respects been administered in compliance with, Section 409A of the Code.

3.24 Employment Matters.

(a) Schedule 3.24 sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement (the “Labor Agreements”), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company or any Subsidiary has any obligation, or any understanding between any member of the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company has previously delivered to the Purchaser true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of any member of the Company Group.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group as a whole:

(i) to the Knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) there is no pending representation question or union organizing activity respecting employees of the Company Group.

(iii) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company or any Subsidiary, threatened before any applicable Authority relating to employees the Company or any Subsidiary.

(c) None of the members of the Company Group has engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation applicable to each member of the Company Group.

(d) Each member of the Company Group has been and is currently in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, reasonable accommodation, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes.

(e) No audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company and/or any Subsidiary, are threatened to be conducted by any Governmental Authority with respect to applicable Laws regarding employment or labor.

(f) Except as set forth on Schedule 3.23(c), there is no, and there has been no, written notice provided to any member of the Company Group of any pending or, to the Knowledge of the Holdco, the Company or any Subsidiary, threatened claim or litigation relating to, or any complaint or allegation of, any violation of applicable Laws relating to employment or labor, including but not limited those set forth above in Section 3.24(d), against the Holdco, the Company or any Subsidiary that remains pending; nor is there any pending obligation for the Holdco, the Company or any Subsidiary under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(g) The Company Group has complied with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and none of the Holdco, the Company nor any Subsidiary currently employs, or has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Governmental Authority is currently being conducted, pending or, to the Knowledge of the Holdco, the Company and/or any Subsidiary, threatened to be conducted in respect to any foreign workers employed by the Holdco, the Company and/or any Subsidiary.

(h) Except as set forth on Schedule 3.24(h), (i) the employment of each employee of the Company Group is terminable to the extent permitted under applicable laws and regulations, (ii) no key personnel (as listed in Schedule 3.23(a)) or officer of the Company Group has given written notice of their resignation from their employment with the Company Group as the case may be, and (iii) and the Company Group has not terminated, or taken steps to terminate, the employment of any key employee or officer of the Company Group.

(i) All former and current independent contractors, agents, directors/officers and consultants of the Company Group have entered into an appropriate instrument to assign all intellectual property rights contained within any intellectual property used, exploited, developed, conceived, created, discovered, produced or otherwise generated by the current independent contractors, agents, directors/officers or consultants during the course of their engagement.

(j) To the Knowledge of the Company, no former or current employee, independent contractor, agent, director/officer or consultant of the Company Group has materially breached any intellectual property covenants with the Company Group.

(k) With regard to any individual who performs or performed services for the Company Group and who is not treated as an employee for Tax purposes by the Company Group, the Company Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes, and none of the Company Group members has any material Liability by reason of any individual who performs or performed services for any of them, in any capacity, being improperly excluded from participating in any plan. Each individual engaged by Company Group as an independent contractor or consultant is, and has been, properly classified by each member of the Company Group as an independent contractor, and none of the Company Group member has received any notice from any Governmental Authority or Person disputing such classification.

(l) The Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company Group or third-parties who interacted with current and/or former employees of the Company Group. With respect to each such written claim with potential merit, each member of the Company Group has taken corrective action. Further, no allegations of sexual harassment have been made to the Company Group against any individual in his or her capacity as director or an executive officer of the Company Group.

(m) Each member of the Company Group has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Governmental Authority (whether in the Republic of Korea or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. Each member of the Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company and each Subsidiary has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the workplace of each member of the Company Group.

(n) As of the date hereof, there have been no material audits by any Governmental Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against any member of the Company Group that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect upon any member of the Company Group. Each of the Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Governmental Authority’s decision or fines issued in relation to OSHA.

(o) Except as set forth on Schedule 3.24(o), none of the members of the Company Group has paid, offer to pay, or promised to pay any bonus or extra payments to any employee of the Company Group in connection with the consummation of the Transactions.

3.25 Withholding. All obligations of the members of the Company Group applicable to their employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Subsidiary to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any member of the Company Group. All reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by and duly accrued on the accounting records of the applicable member of the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any member of the Company Group. Further, all fees owing to any independent contractors have been or will be paid by and duly accrued on the accounting by and duly accrued on the accounting records of the applicable member of the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on any member of the Company Group.

3.26 Real Property.

(a) Except as otherwise disclosed in Schedule 3.26(a), the Company and its Subsidiaries do not own any real property.

(b) The Company is not a party to any real property lease agreement.

3.27 Tax Matters.

(a) (i) Each member of the Company Group has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of any member of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any material amount of Taxes of any member of the Company Group for which a Lien may be imposed on any of the Company Group member’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) to the Knowledge of the Company, the Company has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the Company (whether or not shown as due on any Tax Returns); (vi) the Company Group has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (viii) the Company Group has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any material Tax or filed material Tax Returns asserting that any member of the Company Group is or may be subject to Tax in such jurisdiction; (ix) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) the Company Group has no material liability for the Taxes of any other Person (other than a Subsidiary of the Company): (1) as a transferee or successor or (2) otherwise by operation of applicable Law; (xi) none of the members of the Company Group is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) none of the members of the Company Group has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code; (xii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed with respect to or as a result of any Transactions; (ix) there is no request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group.

(b) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Neither Company Group has taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(d) All payments by, to or among the members of the Company Group and their respective Affiliates are arm’s length for purposes of all relevant transfer pricing requirements imposed by any Taxing Authority in all material respects.

(e) Each member of the Company Group is an income Tax resident only in the country in which it is organized and does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than such country.

(f) The Financial Statements reflect accruals in accordance with U.S. GAAP for all current Taxes of the Company and any Subsidiary that are unpaid or payable as of December 31, 2025 (except for any inaccuracies that are not material), and neither the Company nor any Subsidiary has incurred any liability for Taxes since December 31, 2025 other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

3.28 Environmental Laws.

(a) Neither the Company nor any Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of any member of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on the Com

(b) The Company Group has delivered to the Pubco Parties all material records in its possession concerning the Hazardous Materials Activities of the Company Group (if any) and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group (if any).

(c) To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Subsidiary under any Environmental Laws.

3.29 Finders’ Fees. With respect to the Transactions, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Company Group or any Affiliate thereof who might be entitled to any fee or commission from Pubco, Merger Sub I or any of their Affiliates (including the Company following the Closing) upon consummation of the Transactions, except as reflected on Schedule 3.29.

3.30 Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

3.31 Directors and Officers. Schedule 3.31 sets forth a true, correct and complete list of all directors and officers of each member of the Company Group.

3.32 International Trade Matters; Anti-Bribery Compliance.

(a) Each member of the Company Group currently is and, for the past five years (or since its inception, whichever is shorter) has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including, if applicable, the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including, if applicable, the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations; and (vi) importation of goods, including, if applicable, Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) None of any member of the Company Group, nor any director or officer of the Company Group, nor, to the Knowledge of the Company or the Holdco, any employee or agent of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company or any of its Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company or any other members of the Company Group, any employee or agent of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company or the Holdco, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) None of any member of the Company Group has received written notice of, nor, to the Knowledge of the Company or any other members of the Company Group, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company or any other members of the Company Group, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

3.33 Not an Investment Company. No member of the Company Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

3.34 Affiliate Transactions.

(a) Schedule 3.34 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between any member of the Company Group, on the one hand, and any current or former Affiliate of the Company or any Subsidiary on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any current or former Affiliate of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries. Each Affiliate Transaction entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and (ii) is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Subsidiary.

(b) None of the shareholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.

3.35 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) The Holdco, the Company, any of its Subsidiaries, the Holdco’s, the Company’s and each Subsidiary’s officers, directors, managers, employees, agents, independent contractors, subcontractors and vendors to whom the Company Group has given access to Personal Data, are and have been at all times since the inception date of each member of the Company Group, in compliance in all material respects with all applicable Privacy Laws;

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group as a whole, to the Knowledge of the Company or any other members of the Company Group, none of the members of the Company Group has experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data maintained by or on behalf of the Company Group (including, to the Knowledge of the Company Group, by any agent, independent contractors, subcontractor or vendor of the Company or any Subsidiary); and

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group, to the Knowledge of the Company or any other members of the Company Group, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by any member of the Company Group, and (ii) none of the members of the Company Group has been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group)

3.36 Accounts. Schedule 3.36 of the Company Disclosure Schedule sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company and the Holdco, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

3.37 Board Approval. The Company’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and (ii) determined that the Transactions are in the best interests of the shareholders of the Company.

3.38 Company’s Investigation and Reliance; Exclusivity of Representations.

(a) Company has made its own independent investigation, review and analysis regarding Pubco and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and its representatives have been provided with full and complete access to Pubco, its representatives, and Pubco’s books and records and other information that it has requested in connection with its investigation of Pubco and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by Pubco or any of its representatives, except as expressly set forth in this Agreement or in any certificate delivered by Pubco pursuant to this Agreement. The Company acknowledges that none of Pubco nor any of its stockholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving Pubco.

(b) The Company Group, and its stockholders, affiliates and representatives, are not making any representation or warranty, oral or written, express or implied, except as expressly set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement. The Company Group, and its stockholders, affiliates and representatives, are not making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PUBCO PARTIES

Purchaser hereby, on the date hereof and each of the other Pubco Parties when formed, jointly and severally, represents and warrants to the Company that, except as set forth: (a) in the Pubco Parties SEC Documents, or (b) the disclosure schedules delivered by the Pubco Parties to the Company on the date hereof (the “Pubco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The Parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is or should be readily apparent to the Company on the face of a disclosure under a particular schedule and in light of the context that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement or of the Pubco Disclosure Schedules, such disclosure shall also be deemed to be relevant to such other section(s) and an exception to the representations and warranties of the relevant part(ies) that are contained in such corresponding section(s) of this Agreement.

4.1 Company Existence and Power. Purchaser is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Pubco, Merger Sub I and Merger Sub II, when incorporated, will be a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Pubco Parties have, or shall have, all power and authority and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate their properties and assets and to carry on their businesses as presently conducted and as proposed to be conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Pubco Parties, taken together.

4.2 Corporate Authorization. Except as set forth in Schedule 4.2, the execution, delivery and performance by the Pubco Parties of this Agreement and the Additional Agreements (to which any of them is a party) and the consummation by each of the Pubco Parties of the Transactions hereby and thereby are or will be within the corporate powers of such Pubco Parties and have been or will be duly authorized by all necessary corporate action on the part of the Pubco Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Purchaser Shareholder Approval and the authorization and approval of this Agreement, Initial Merger and the SPAC Merger. This Agreement has been or will be duly executed and delivered by the Pubco Parties and it constitutes or will constitute a valid and legally binding agreement of the Pubco Parties, enforceable against them in accordance with their respective terms, and upon the Pubco Parties’ execution and delivery, the Additional Agreements (to which any of them is a party) will constitute, a valid and legally binding agreement of the applicable Pubco Party, enforceable against them in accordance with their respective terms.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Pubco Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with or notice to any Governmental Authority on the part of the Pubco Parties, except (a) SEC and Nasdaq approval required to consummate the Transactions, and (b) the pre-merger notification requirements of the HSR Act.

4.4 Non-Contravention. Except as set forth on Schedule 4.4, the Pubco Parties are not in material violation of any of the provisions of their respective Organizational Documents. Except as set forth on Schedule 4.4, the execution, delivery and performance by the Pubco Parties of this Agreement and any Additional Agreements to which a Pubco Party is a party do not and will not (a) contravene or conflict with the respective Organizational Documents of the Pubco Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Pubco Parties, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Pubco Party, (c) result in the creation or imposition of any Lien on any of the Pubco Shares, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the material assets of the Pubco Parties, except, in each case of clauses (a), (b) and (c), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Pubco Parties, taken together.

4.5 Finders’ Fees. Except for the Deferred Underwriting Amount and as set forth on Schedule 4.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Pubco Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the Transactions or any of the Additional Agreements.

4.6 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Pubco Parties are bound, applicable Law or the respective Organizational Documents of the Pubco Parties.

4.7 Capitalization.

(a) Purchaser. Purchaser is authorized to issue a maximum of (i) 445,000,000 Class A ordinary shares, of which 8,617,125 are outstanding as of the date hereof, (ii) 50,000,000 Class B ordinary shares, of which 1,370,161 are outstanding as of the date hereof, and (iii) 5,000,000 preference shares, of which none are outstanding as of the date hereof. A total of 963,125 Purchaser Shares, all of which are Class A ordinary shares, are reserved for issuance with respect to the Purchaser Rights and Purchaser Units, and, except as contemplated by this Agreement or as set forth on Schedule 4.7(a), no other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in Purchaser’s Organizational Documents and in Schedule 4.7(a), there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Shares or any capital equity of Purchaser. Except as set forth in Schedule 4.7(a), there are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as disclosed in the IPO Prospectus or on Schedule 4.7(a), there are no (i) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Purchaser; (ii) to the Knowledge of the Purchaser, agreements with respect to any of the Purchaser Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (iii) disputes, controversies, demands or claims as to any Purchaser Shares.

(b) Pubco. Upon formation, there will be the minimum number of allowed Pubco Shares issued, and, except as set forth in this Agreement with respect to the Initial Merger or the Equity Incentive Plan or on Schedule 4.7(b), no other shares or other securities of Pubco will be issued at the time of formation of Pubco and until the Closing. All issued Pubco Share(s) will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Pubco’s Organizational Documents or any contract to which Pubco will be a party or by which Pubco will be bound. Except as will be set forth in Pubco’s Organizational Documents, this Agreement, or Schedule 4.7(b), there will be no outstanding contractual obligations of Pubco to repurchase, redeem or otherwise acquire any Pubco Share(s) or any share capital or equity of Pubco. There will be no outstanding contractual obligations of Pubco to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person except for obligations of Purchaser that are assumed by Pubco as a result of the SPAC Merger.

(c) Merger Sub I. Upon formation, there will be the minimum number of allowed authorized ordinary shares, par value $0.0001 per share, of Merger Sub I authorized (the “Merger Sub I Ordinary Shares”), of which one Merger Sub I Ordinary Share will be issued and outstanding at such time. No other shares or other securities of Merger Sub I will be issued, reserved for issuance or outstanding at the time of formation of Merger Sub I and until the Closing. All issued and outstanding Merger Sub I Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub I’s Organizational Documents or any contract to which Merger Sub I will be a party or by which Merger Sub I will be bound. Except as will be set forth in Merger Sub I’s Organizational Documents and this Agreement, there will be no outstanding contractual obligations of Merger Sub I to repurchase, redeem or otherwise acquire any Merger Sub I Ordinary Shares or any share capital or equity of Merger Sub I. There will be no outstanding contractual obligations of Merger Sub I to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) Merger Sub II. Upon formation, there will be the minimum number of allowed authorized ordinary shares, par value $0.0001 per share, of Merger Sub II authorized (the “Merger Sub II Ordinary Shares”), of which one Merger Sub II Ordinary Share will be issued and outstanding at such time. No other shares or other securities of Merger Sub II will be issued, reserved for issuance or outstanding at the time of formation of Merger Sub II and until the Closing. All issued and outstanding Merger Sub II Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub II’s Organizational Documents or any contract to which Merger Sub II will be a party or by which Merger Sub II will be bound. Except as will be set forth in Merger Sub II’s Organizational Documents and this Agreement, there will be no outstanding contractual obligations of Merger Sub II to repurchase, redeem or otherwise acquire any Merger Sub II Ordinary Shares or any share capital or equity of Merger Sub II. There will be no outstanding contractual obligations of Merger Sub II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.8 Information Supplied. None of the information supplied or to be supplied by any Pubco Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Pubco’s shareholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Pubco Parties or that is included in any Pubco Parties SEC Documents). No material information provided by the Pubco Parties to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Pubco Parties’ public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

4.9 Trust Fund. As of the date of this Agreement, Purchaser has at least $74,750,000 in the trust fund established by Purchaser for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the Pubco Parties SEC Documents to be inaccurate in any material respect or, to the Purchaser’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Purchaser and the Trust Agreement. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of the Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since May 30, 2025, Purchaser has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the Transactions, the Purchaser shall have no further obligation under either the Trust Agreement or its Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

4.10 Listing. As of the date hereof, the Purchaser Shares, Purchaser Units and Purchaser Rights are listed on the Nasdaq Stock Market, with trading symbols “CHPG,” “CHPGU,” and “CHPGR.” Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Purchaser, threatened in writing against Purchaser by the Nasdaq Global Market or the SEC with respect to any intention by such entity to deregister the Purchaser Shares, Purchaser Units and Purchaser Rights or terminate the listing of Purchaser on the Nasdaq Global Market. Other than the Transactions, none of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Shares, Purchaser Units and Purchaser Rights under the Exchange Act.

4.11 Reporting Company. Purchaser is a publicly-held company subject to reporting obligations pursuant to Section 12 of the Exchange Act, and the Purchaser Shares are registered pursuant to Section 12(b) of the Exchange Act. There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser, and Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

4.12 No Market Manipulation. Neither the Pubco Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Purchaser Shares to facilitate the sale or resale of the Purchaser Shares or affect the price at which the Purchaser Shares may be issued or resold; provided, however, that this provision shall not prevent the Pubco Parties from engaging in investor relations or public relations activities consistent with past practices.

4.13 Board Approval. Purchaser’s and Pubco’s respective boards of directors (including any required committee or subgroup of such boards) have, as of the date of this Agreement, or in the case of Pubco, as of the date of its formation, will have, unanimously (i) declared the advisability of the Transactions, (ii) determined that the Transactions are in the best interests of the shareholders of Purchaser and Pubco, as applicable, and (iii) determined that the Transactions constitute a “Business Combination” as such term is defined in Purchaser’s and Pubco’s Organizational Documents.

4.14 Pubco Parties SEC Documents and Financial Statements.

(a) Each Pubco Party, as applicable, has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by such Pubco Party with the SEC since its respective formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by such Pubco Party subsequent to the date of this Agreement and prior to the Closing (the “Additional Pubco Parties SEC Documents”). Each Pubco Party, as applicable, has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) such Pubco Party’s Quarterly Reports on Form 10-Q for each fiscal quarter of such Pubco Party beginning with the first quarter such Pubco Party was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iii) all other forms, reports, proxy statements, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 4.14 filed by such Pubco Party with the SEC since such Pubco Party’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Pubco Parties SEC Documents”). The Pubco Parties SEC Documents were, and the Additional Pubco Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Pubco Parties SEC Documents did not, and the Additional Pubco Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Pubco Parties SEC Document or Additional Pubco Parties SEC Document has been or is revised or superseded by a later filed Pubco Parties SEC Document or Additional Pubco Parties SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in the Pubco Parties SEC Documents and the Additional Pubco Parties SEC Documents (collectively, the “Pubco Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of each Pubco Party, as applicable, as of the dates thereof and the results of operations of each Pubco Party for the periods reflected therein. The Pubco Parties Financial Statements (i) were (or will be, in the case of those that are Additional Pubco Parties SEC Documents) prepared from the Books and Records of the applicable Pubco Party; (ii) were (or will be, in the case of those that are Additional Pubco Parties SEC Documents) prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect (or will contain and reflect, in the case of those that are Additional Pubco Parties SEC Documents) all necessary adjustments and accruals for a fair presentation of the applicable Pubco Party’s financial condition as of their dates; and (iv) contain and reflect (or will contain and reflect, in the case of those that are Additional Pubco Parties SEC Documents) adequate provisions for all material Liabilities for all material Taxes applicable to the applicable Pubco Party with respect to the periods then ended. As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Documents. To the knowledge of the Pubco Parties, none of the SEC Documents filed on or prior to the date hereof is undergoing an ongoing SEC review or investigation as of the date hereof.

(c) Except as set forth in Schedule 4.14(c) or as specifically disclosed, reflected or fully reserved against in the Pubco Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since each Pubco Party’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Pubco Parties. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Pubco Parties Financial Statements.

(d) The Pubco Parties (including any employee thereof) have not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Pubco Parties, (ii) any fraud, whether or not material, that involves the Pubco Parties’ respective management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Pubco Parties or (iii) any claim or allegation regarding any of the foregoing.

4.15 Litigation. There is no Action (or any basis therefor) pending against any Pubco Party, any of their respective officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or by the Additional Agreements. There are no outstanding judgments against the Pubco Parties. The Pubco Parties are not, nor have previously been, to the knowledge of the Pubco Parties, subject to any Proceeding with any Governmental Authority.

4.16 Compliance with Laws. The Pubco Parties are not in violation of, have not violated, are not under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of the Pubco Parties, is there any basis for any such charge and the Pubco Parties have not previously received any subpoenas by any Governmental Authority.

4.17 Money Laundering Laws. The operations of the Pubco Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Pubco Parties with respect to the Money Laundering Laws is pending or, to the knowledge of the Pubco Parties, threatened.

4.18 OFAC. Neither the Pubco Parties, nor any director or officer of the Pubco Parties (nor, to the knowledge of the Pubco Parties, any agent, employee, affiliate or Person acting on behalf of the Pubco Parties, each a “Pubco Parties Person”) is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any Sanctions Laws or any Orders administered by the OFAC, DDTC, or BIS; and the Pubco Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with the Transactions that was received from any Sanctioned Country that is sanctioned under Sanctions Law or any Order.

4.19 Not an Investment Company. No Pubco Party or any of their Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.20 Tax Matters.

(a) (i) The Pubco Parties have duly filed all income and other material Tax Returns which are required to be filed by them, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Pubco Parties; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Pubco Parties for which a Lien may be imposed on any of Pubco Parties’ assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Pubco Parties have withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Pubco Parties in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Pubco Parties have not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Pubco Parties; (viii) Pubco Parties have not received any written request from a Taxing Authority in a jurisdiction where Pubco Parties have not paid any Tax or filed Tax Returns asserting that Pubco Parties are or may be subject to Tax in such jurisdiction; (ix) Pubco Parties are not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Pubco Parties have no liability for the Taxes of any other Person: (1) as a transferee or successor or (2) otherwise by operation of applicable Law; (xi) no Pubco Party is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Pubco Parties have not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code.

(b) Pubco Parties are not aware of any fact or circumstance, nor have taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Pubco Parties Financial Statements reflect accruals in accordance with U.S. GAAP for all current or historical Taxes of the Pubco Parties, as applicable, that are unpaid or payable as of December 31, 2025 (except for any inaccuracies that are not material), and, except as set forth in Schedule 4.20(c), the Pubco Parties have not incurred any liability for Taxes since December 31, 2025, other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

(d) No material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing by any Taxing Authority with respect to Pubco Parties. There is no outstanding claim, assessment or deficiency made in writing against Pubco Parties for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of Pubco Parties, threatened, in each case, that has not been resolved.

(e) Within the past six (6) years, Pubco Parties have not received written notice of any claim from a Taxing Authority in a jurisdiction in which Pubco Parties do not file Tax Returns stating that Pubco Parties are or may be subject to Tax in such jurisdiction, that has not since been resolved.

(f) All payments by, to or among Pubco Parties and their respective Affiliates are arm’s length for purposes of all relevant transfer pricing requirements imposed by any Taxing Authority in all material respects.

(g) Purchaser is not engaged in a trade or business nor does it have a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the United States of America.

4.21 Pubco’s Investigation and Reliance. Pubco is a sophisticated public company and has made its own independent investigation, review and analysis regarding the Company, any Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Pubco together with expert advisors, including legal counsel, that they have engaged for such purpose. Pubco and its representatives have been provided with full and complete access to the Company, the Company’s representatives, and the Company’s properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Pubco is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary, or any of their respective representatives, except as expressly set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement. Pubco acknowledges that none of the Company, its shareholders, affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

ARTICLE V

COVENANTS OF THE COMPANY AND THE PUBCO PARTIES PENDING CLOSING

5.1 Conduct of the Business.

(a) From the date hereof through the Closing Date, each Party shall, and the Company shall cause its Subsidiaries to, conduct their respective business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions (excluding immaterial amendments to existing or ongoing transactions) without the prior written consent of the other Party, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties, except, in each case, in connection with any action taken, or omitted to be taken, pursuant to (i) any applicable Laws, and (ii) the Transaction Documents and the other documents and transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, except as contemplated by this Agreement, without the written consent of all parties (which shall not be unreasonably withheld), the Company agrees that it shall not and the Holdco and each other member of the Company Group shall not, the Purchaser agrees that it shall not, and the Pubco agrees that it shall not, except as set forth on Schedule 5.1(a):

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $300,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(iii) modify, amend or enter into any Contract, agreement, license or commitment, which obligates the payment of more than $200,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $175,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing Contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $350,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any shareholder (other than, in the case of any shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

(vii) authorize any salary increase of more than 15% for any employee making an annual salary equal to or greater than $250,000 in the aggregate on an annual basis or change its bonus or profit sharing policies;

(viii) obtain or incur any loan or other Indebtedness, in excess of $250,000, including drawings under existing lines of credit;

(ix) suffer or incur any Lien on its assets, except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(x) suffer any damage, destruction or loss of property related to any of its assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $125,000;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the Transactions;

(xii) allow any insurance policy protecting any of its assets with an aggregate coverage amount in excess of $125,000 to lapse by its terms, not including any voluntary non-renewal by the insurer, in which case such Party will use commercially reasonable efforts to replace such non-renewed policy;

(xiii) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xiv) change the principal place of business or jurisdiction of organization other than pursuant to the transactions contemplated by this Agreement;

(xv) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding $20,000;

(xvi) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock, other than in connection with the Transactions;

(xvii) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); or surrender or forfeit any right to claim a material Tax refund; or

(xviii) undertake any legally binding obligation to do any of the foregoing.

(b) No party shall (i) take or agree to take any action that would reasonably be expected to make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action reasonably necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the Transactions, neither the Company and the Holdco, on the one hand, nor the Pubco Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company, or the Pubco Parties (other than the Transactions): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Pubco Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the Pubco Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Pubco Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company or of the Pubco Parties (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other Party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section.

5.2 Access to Information. From the date hereof until and including the Closing Date, the Company, the Holdco, the Purchaser, and the Pubco shall, to the best of their abilities, (a) continue to give each other Party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to each other Party, its legal counsel and other representatives such information relating to the business of the Company, the Holdco, the Purchaser, or the Pubco as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company, the Holdco, or the Pubco Parties and, provided further, that any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Holdco, the Purchaser, or the Pubco. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege, (ii) violate any contract to which it is a party or to which it is subject or applicable Law, or (iii) involve the provision of technical information relating to technology that constitutes the Company’s core technology or trade secrets, provided, however, that the non-disclosing Party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) provide a description of the access not granted and/or information not disclosed.

5.3 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Holdco, the Purchaser, or the Pubco or any of the Company’s, the Holdco’s, the Purchaser’s, or the Pubco’s assets;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the Transactions;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

5.4 SEC Filings.

(a) The Parties acknowledge that:

(i) Purchaser’s shareholders must approve the Transactions prior to the Mergers contemplated hereby being consummated and that, in connection with such approval, Purchaser must call a special meeting of its shareholders requiring Purchaser to prepare and file with the SEC a proxy statement;

(ii) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the Transactions; and

(iii) the Purchaser will be required to file a Form 8-K to announce the Transactions and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Purchaser or the Pubco makes with the SEC that requires information about the Transactions to be included, the Company and the Holdco will each, and will each use its commercially reasonable efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (i) cooperate with the Purchaser and the Pubco, (ii) respond to questions about the Company and the Holdco required in any filing or requested by the SEC, and (iii) provide any information requested by the Purchaser or the Pubco in connection with any filing with the SEC.

(c) Company and Holdco Cooperation. The Company and Holdco each acknowledges that a substantial portion of the filings with the SEC and mailings to Purchaser’s shareholders with respect to the Proxy Statement shall include disclosure regarding the Company, the Holdco, and its respective management, operations and financial condition. Accordingly, the Company and the Holdco each agrees to as promptly as reasonably practicable provide the Purchaser with such information as shall be required by the SEC and federal securities Laws to be included in any such filing with the SEC, as determined in the reasonable discretion of Purchaser, in consultation with its legal counsel, for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company, the Holdco, and their respective shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company and the Holdco each understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company and the Holdco shall each cause its managers, directors, officers and employees to be reasonably available to the Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company and the Holdco expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and the Holdco). If, at any time prior to the Closing, any event or circumstance relating to the Company, the Holdco, or any Subsidiary thereof, or their respective officers or directors, should be discovered by the Company or the Holdco, which should be set forth in an amendment or a supplement to the proxy statement, the Company or the Holdco, as the case may be, shall promptly inform the Purchaser. The Purchaser shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Holdco with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company and the Holdco shall reasonably cooperate in connection therewith. The Purchaser will be permitted to make such filings or responses to the SEC that, based on the advice of outside counsel to Purchaser, is required by the SEC and the United States securities Laws to be included therein.

5.5 Financial Information. The Company has delivered to the Pubco Parties the Financial Statements, accompanied by the reports thereon of the Company’s independent auditors. The Company shall provide to the Pubco Parties the unaudited financial statements of the Company Group reviewed by the Company’s independent auditors, as required under the applicable rules and regulations and guidance or other requirement of the SEC, to be included in the Proxy Statement or the Closing Form 8-K (including pro forma financial information and pro forma adjustments that comply with Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC)), as promptly as practicable following the end of each quarterly period ending after the Signing Date (and in any event no later than 60 calendar days following the end of such quarterly period) (the “Proxy Interim Financial Statements”). The Company will also provide to the Pubco Parties as promptly as practicable after the date of this Agreement (and in any event on or prior to the 20th Business Day following the Signing Date): (i) the related pro forma adjustments for the Company Group necessary to prepare the pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such pro forma financial adjustments together with the Financial Statements and the Proxy Interim Financial Statements, the “Required Financials”) and cooperate as reasonably requested by the Pubco Parties in the preparation thereof, (ii) all selected financial data of the Company Group as necessary for inclusion in the Proxy Statement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company Group were subject thereto) as necessary for inclusion in the Proxy Statement (together with the Required Financials, the “Initial Financial Information”). The Company shall also provide to the Pubco Parties as promptly as practicable after the date hereof, a description of the business and any other information concerning the Company, its directors, officers, operations and such other matters, as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement. The Required Financials will fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein.

5.6 Trust Account. The Company and the Holdco each acknowledges that the Pubco Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of, in the following order of priority: (a) all amounts payable to shareholders of Pubco holding Pubco Shares who shall have validly redeemed their Pubco Shares upon acceptance by Pubco of such Pubco Shares, (b) the documented out-of-pocket expenses of the Pubco Parties and the Company, incurred in each case in good faith and on an arm’s length basis in connection with identifying, investigating, negotiating, and consummating the Transactions, to the third parties to which they are owed, (c) the Deferred Underwriting Amount to the underwriter in the IPO, (d) deferred advisor fees and other obligations owed to third parties, and (e) the remaining monies in the Trust Account to the Pubco; provided, however, that the payments under clauses (b) and (d) shall be limited to an aggregate amount of USD 5,000,000. Pubco shall use all monies reasonably practicable from the funds under clause (e), after deducting costs necessary for Pubco’s operations and maintenance, for the working capital purposes of Holdco and the Company.

5.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser in effect on the date hereof and disclosed in Schedule 5.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Pubco shall cause the Organizational Documents of Pubco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser to the extent permitted by applicable Law. The provisions of this Section 5.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Pubco shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term.

(c) On the Closing Date, Pubco shall enter into Deeds of Indemnity Access and Insurance with its post-Closing directors and executive officers, reasonably satisfactory to all parties thereto, which indemnification agreements shall continue to be effective following the Closing.

5.8 Notice of Changes. The Company and the Holdco shall each give prompt written notice to the Pubco Parties of (a) any representation or warranty made by the Company or the Holdco contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.2(b) would not be satisfied, (b) any breach of any covenant or agreement of the Company or the Holdco contained in this Agreement such that the condition set forth in Section 8.2(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Company Group as a whole; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Company Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty. The Pubco Parties shall give prompt written notice to the Company and the Holdco of (a) any representation or warranty made by the Pubco Parties contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.3(b) would not be satisfied, (b) any breach of any covenant or agreement of the Pubco Parties contained in this Agreement such that the condition set forth in Section 8.3(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect on any Pubco Party; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Pubco Disclosure Schedule or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

5.9 Formation of Merger Subs and Pubco. As promptly as practicable after the Signing Date, no later than the day immediately prior to the Initial Merger Effective Time, Purchaser shall cause Merger Sub I, Merger Sub II and Pubco to be incorporated and formed under the laws of Cayman Islands. Upon formation, Merger Sub I, Merger Sub II and Pubco shall each sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the Signing Date.

5.10 Formation of Holdco and Restructuring. As promptly as practicable after the Signing Date, and in any event no later than the day immediately preceding the Initial Merger Effective Time, the Company shall cause Holdco to be duly incorporated and organized under the laws of the Cayman Islands. The Company shall further implement a restructuring (the “Restructuring”), upon completion of which the Company shall become an indirect wholly-owned subsidiary of Holdco. Holdco shall sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the Signing Date.

ARTICLE VI

COVENANTS OF THE COMPANY AND HOLDCO

The Holdco and the Company agree that:

6.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Holdco and the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay any and all Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

6.2 Reasonable Best Efforts to Obtain Conents. The Company and Holdco shall use their reasonable best efforts to obtain each required third party consent to the Transactions as promptly as practicable hereafter.

6.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, (i) within sixty (60) calendar days following the end of each three-month quarterly period, the Company shall deliver to Pubco Parties, for the first three quarters of the year, financial statements of the Company reviewed by the Company’s auditors, and (ii) the Company shall also promptly deliver to Pubco Parties copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

ARTICLE VII

COVENANTS OF ALL PARTIES HERETO

The Parties hereto covenant and agree that:

7.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other Parties, to consummate and implement expeditiously each of the Transactions. The Parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions.

7.2 Compliance with Purchaser Agreements. The Company and the Pubco Parties shall comply with all of the applicable agreements entered into in connection with the IPO, the material agreements of which are listed on Schedule 7.2 hereto.

7.3 Proxy Statement/Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, the Purchaser shall prepare, with the assistance of the Company Group, and cause to be filed with the SEC the Proxy Statement of Purchaser (as amended, the “Proxy Statement”) and a Registration Statement on Form F-4 (“F-4”). The Proxy Statement shall be used for the purpose of soliciting proxies from Purchaser’s shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the public shareholders of Purchaser an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Shares redeemed in conjunction with the shareholder vote on the Pubco Parties Shareholder Approval Matters as defined below. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at a special meeting of Purchaser’s shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the Transactions contemplated hereby and thereby, including the Initial Merger and SPAC Merger, by the holders of Purchaser Shares in accordance with Purchaser’s Organizational Documents, the Merger Subs’ Organizational Documents, the laws of Cayman Islands and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Organizational Documents of the Pubco, in form and substance reasonably acceptable to the Pubco Parties, the Company and the Holdco, by an amendment following the Signing Date, (iii) election of the directors of Pubco as set forth in Section 2.5 of this Agreement, (iv) adoption of the Equity Incentive Plan; and (v) such other matters as the Company and the Pubco Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Pubco Parties Shareholder Approval Matters”). In connection with the Proxy Statement, Pubco Parties and the Company will file with the SEC financial and other information about the Transactions on the F-4 in accordance with applicable Law and applicable proxy solicitation requirements set forth in Purchaser’s organizational documents, the Laws of Cayman Islands and the rules and regulations of the SEC and Nasdaq. The Pubco Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement, the F-4 and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Pubco Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Pubco Parties shall provide such information concerning the Pubco Parties and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Pubco Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

(b) Each of Pubco Parties and the Company Group shall use its reasonable best efforts to cause the F-4 to comply with the rules and regulations promulgated by the SEC and to clear any SEC comments on the F-4 as promptly as practicable after such filing. Each of the Pubco Parties and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the F-4. Promptly after all comments on the F-4 are cleared with the SEC, the Pubco Parties will cause the F-4 to be declared effective and the Proxy Statement to be mailed to shareholders of Purchaser.

(c) Each of the Pubco Parties and the Company Group shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the F-4. Notwithstanding such cooperation however, the Pubco Parties will be permitted, upon providing notice to the Company, to make such filings or responses to the SEC that, based on the advice of outside counsel to the Pubco Parties, is required by the SEC and United States securities Laws to be included therein. If the Pubco Parties or the Company becomes aware that any information contained in the F-4 shall have become false or misleading in any material respect or that the F-4 is required to be amended or supplemented in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) the Pubco Parties, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the F-4. The Pubco Parties and the Company shall use reasonable best efforts to cause the F-4 as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents and the Company Organizational Documents. Each of the Company and the Pubco Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that it receives from the SEC or its staff with respect to the F-4 promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each Party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Pubco Parties, and their respective representatives in connection with the drafting of the public filings with respect to the Transactions, including the Proxy Statement and the F-4, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement, the F-4, and other related materials if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Pubco Parties shall cause the Proxy Statement to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

7.4 Confidentiality. Except as necessary to complete the Proxy Statement, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Notwithstanding the foregoing, no information relating to the Company, the Company Group, their business, technology, customers, financial condition, projections, management, Intellectual Property or risk factors shall be included in the Proxy Statement or any other SEC filing without the Company’s prior written approval. Purchaser, Pubco and Sponsor shall indemnify and hold harmless the Company, its directors, officers and shareholders from and against any unauthorized disclosure or any disclosure resulting from information supplied by Purchaser, Pubco, Sponsor or their respective representatives.

7.5 Additional Financing; Minimizing Redemptions. The Company, the Purchaser, and the Pubco will use their commercially reasonable efforts to maximize the amount in the Trust Fund just prior to Closing, and to consider various appropriate financing vehicles to assist in the Pubco’s development following Closing. If the Pubco Parties reasonably believe that the amount in the Trust Fund at Closing is likely to be insufficient to pay all expenses of the Parties, the Company and the Pubco Parties will use their commercially reasonable efforts to secure additional investment capital for the Pubco prior to Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Condition to the Obligations of the Parties. The obligations of all of the Parties hereto to consummate the Closing are subject to the satisfaction (or waiver, if permissible under applicable Law) of all the following conditions:

(a) No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the Parties hereto to enjoin or otherwise restrict the consummation of the Closing. Notwithstanding the foregoing sentence, the Parties agree that with respect to an Action brought by a third party to enjoin or otherwise restrict the consummation of the Closing that is reasonably capable of being resolved or settled within 30 days of such Action having been brought, the Parties will use their commercially reasonable efforts to cooperate with each other and resolve or settle such Action.

(c) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained.

(d) The Pubco Parties Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement and Purchaser’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(e) All required filings, if any, under the HSR Act, and other applicable antitrust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

(f) The Company Shareholder Approval shall have been obtained.

8.2 Additional Conditions to Obligations of the Pubco Parties. The obligation of the Pubco Parties to consummate the Closing is subject to the satisfaction, or the waiver at the sole and absolute discretion of the Purchaser, of all the following further conditions:

(a) The Company shall have duly performed all of its covenants and obligations hereunder required to be performed by the Company at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article III of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or a Material Adverse Effect on the Company, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article III, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article III (or if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), other than as have not in the aggregate had and would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company; it being understood and agreed that the Company Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all Company Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

(d) All consents, approvals, authorizations, orders or other actions as set forth on Schedule 3.10 of the Company Disclosure Letter, as amended, shall have been obtained, and no such consent, approval, authorization, order or other action shall have been revoked, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(e) The Pubco Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying as to the satisfaction of the conditions set forth in clauses (a) through (d) of this Section 8.2.

(f) The Pubco Parties shall have received (i) a copy of the Organizational Documents of the Company and Holdco as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Company and the Holdco authorizing this Agreement and the Transactions, and (iii) a recent certificate of good standing as of a date no later than thirty (30) days prior to the Closing Date regarding the Company and the Holdco from the Registrar.

(g) The Pubco Parties shall have received a copy of each of the Additional Agreements to which the Company or the Holdco is a party duly executed by the Company or Holdco, as applicable, and such Additional Agreement shall be in full force and effect.

(h) The Restructuring shall have been completed in compliance with applicable Laws in all material respects, and Holdco shall execute a joinder agreement, in a form and substance reasonably agreed by the parties, pursuant to which Holdco agrees to be bound by this Agreement as if it had been a party hereto as of the Signing Date.

8.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, as applicable, of all of the following further conditions:

(a) The Pubco and Purchaser shall each have duly performed all of its respective covenants and obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Pubco Parties contained in Article IV of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or a Material Adverse Effect on the Pubco Parties, taken together, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedule pursuant to Article IV and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), other than as have not in the aggregate and would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Pubco Parties, taken together; it being understood and agreed that the Pubco Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) the Pubco Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Pubco Parties, taken together.

(d) The Company shall have received a certificate signed by an authorized officer of Pubco certifying as to the satisfaction of the conditions set forth in clauses (a) through (c) of this Section 8.3.

(e) The Pubco Parties, Merger Sub I and Merger Sub II shall have executed and delivered to the Company each Additional Agreement to which any of them is a party.

(f) The Purchaser shall remain listed on Nasdaq and the additional listing application for the Merger Consideration Shares shall have been approved by Nasdaq. As of the Closing Date, Pubco shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(g) The Pubco shall have adopted the Equity Incentive Plan on terms reasonably acceptable to the Pubco and the Company, to be in effect at Closing, that permits securities to be awarded thereunder equal to an aggregate of not less than 15% of the issued Pubco Shares computed immediately after Closing.

(h) Merger Sub I, Merger Sub II and Pubco shall have been formed and shall have executed a joinder agreement to this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Closing, notwithstanding any Requisite Company Vote and adoption of this Agreement and the contemplated transactions by the equity holders of the Company or Purchaser, by the mutual written consent of the Company and Purchaser duly authorized by each of their respective boards of directors;

(b) This Agreement may be terminated by the Purchaser, without prejudice to any rights or obligations Purchaser may have, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) or in any Additional Agreement, in each case such that the conditions to Closing set forth in Section 8.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Purchaser) by the earlier of (i) the Outside Date or (ii) 20 Business Days after written notice thereof is delivered to the Company; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if the Purchaser is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(c) This Agreement may be terminated by the Company, without prejudice to any rights or obligations the Company or Holdco may have, if any of the representations or warranties of the Purchaser set forth in Article IV shall not be true and correct, or if the Purchaser has failed to perform any covenant or agreement on its part set forth in this Agreement (including an obligation to consummate the Closing) or in any Additional Agreement, in each case such that the conditions to Closing set forth in Section 8.3 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 20 Business Days after written notice thereof is delivered to the Purchaser; provided, however, that the Company, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured;

(d) If it is determined that the shareholders of the Company may not qualify for tax deferral treatment in respect of the Transactions, the Parties shall negotiate in good faith to implement an alternative structure or other mutually acceptable arrangements intended to preserve, achieve, or substantially mitigate the loss of such tax deferral treatment, and if the Parties are unable to reach agreement on such alternative structure or arrangements following such determination, the Company shall have the right to terminate this Agreement upon written notice to the Purchaser.

(e) This Agreement may be terminated by any of the Company or the Purchaser:

(i) on or after December 31, 2027, or such later date agreed by the Parties in writing (the “Outside Date”), if the Mergers shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to a Party if the failure of the Mergers to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if any Order having the effect set forth in Section 8.1(a) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) if any of the Pubco Parties Shareholder Approval Matters shall fail to receive the Required Purchaser Shareholder Approval at the Purchaser Special Meeting (unless such Purchaser Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

9.2 Effect of Termination. In the event of the termination of this Agreement (other than termination pursuant to Section 9.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Section 7.4, Article X, and Section 9.2, which shall survive the termination of this Agreement), and there shall be no Liability on the part of the Company, the Holdco, the Purchaser, other Pubco Parties or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for its willful misconduct or fraud.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

Futuremain Co., Ltd.

Unit 10, 20th Floor, SK View Lake Tower

25 Beopjo-ro, Yeongtong-gu, Suwon-si, Gyeonggi-do

Republic of Korea

Attn: Shinhye Lee

Email: futuremain@futuremain.com

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

Suite 3001, 30th Floor

Jing An Kerry Center, Tower 2

1539 Nanjing Road West, Shanghai 200041

The People’s Republic of China

Attn: Jia Yan

Email: jia.yan@pillsburylaw.com

if to Purchaser or Pubco prior to Closing, to:

419 Webster Street

Monterey, CA 93940

Attn: Boon Liat Timothy Lim

Email: tlim8888@gmail.com

with a copy to (which shall not constitute notice):

Faegre Drinker

Suite 2702, Park Place

1601 Nanjing Road West, 200040 Shanghai

The People’s Republic of China

Attn: Wendy Yan

Email: wendy.yan@faegredrinker.com

10.2 Amendments; No Waivers; Remedies. This Agreement cannot be amended, except by a writing signed by each of Pubco and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(a) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(b) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(c) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

10.3 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

10.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

10.5 Publicity. Except as required by law and except with respect to the Pubco SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their reasonable best efforts to cause a mutually agreeable release or public disclosure to be issued; provided, each of the Company and the Pubco is permitted to make any public statement to the extent such proposed public statement is substantially equivalent to the information previously made public without breach of the obligation under this Section 10.5 or is required to comply with federal securities Laws or the requirements of Nasdaq.

10.6 Expenses. Each Party hereto shall bear its own costs and expenses in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that upon the consummation of the Closing, that if the Closing occurs, Pubco shall reimburse each Party for its reasonable, documented out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, following the delivery of documentation reasonably satisfactory to Pubco evidencing such costs and expenses. Notwithstanding the foregoing, if the Closing does not occur, each Party shall bear its own costs and expenses, and no Party shall have any liability for the costs and expenses of any other Party.

10.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

10.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof; provided, however, that the laws of the Cayman Islands shall govern (a) the procedural aspects of the Mergers (including the Plan of Initial Merger, the Plan of SPAC Merger, and all filings required in connection therewith), (b) the internal corporate affairs of each of the Pubco, Holdco, Purchaser, Merger Sub I, and Merger Sub II, including the fiduciary duties of directors and officers thereof, (c) the exercise and perfection of dissenters’ rights under section 238 of the Cayman Companies Act and the determination of fair value thereunder, and (d) any matter that is required by the Cayman Companies Act to be governed by the laws of the Cayman Islands.

10.9 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the Transactions or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 10.10 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 10.1 shall be effective service of process for any such Action.

10.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

10.12 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

10.13 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

10.14 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best Knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the executive officers and director(s) of the Company as of the date hereof and the Closing Date.

(h) In any case that any obligation of any Person herein contemplates a requirement that the Person uses its “best efforts” or “reasonable best efforts,” such obligation shall in any such case be discharged by that Person’s taking, in good faith, all reasonable steps to achieve the agreed action or result, provided, however, (a) it does not require such Person to sacrifice itself totally to the economic interests of the Party to whom the obligation is owed, although the interests of such party must predominate, and (b) the Person under such obligation need not take such measures as to cause itself to experience a Material Adverse Effect, recognizing that the use of best efforts may require an expenditure of a material unanticipated amount of money or management time.

10.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

10.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

10.17 Waiver. Reference is made to the IPO Prospectus. The Company has read the IPO Prospectus, the Purchaser’s Organizational Documents and the Investment Management Trust Agreement, and understands that Purchaser has established the Trust Account for the benefit of the public shareholders of Purchaser and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Purchaser agreeing to enter into this Agreement, the Company and the Holdco each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim such Person may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

CHAMPIONSGATE ACQUISITION CORP

By:	/s/ Timothy Boon Liat Lim
Name:	Timothy Boon Liat Lim
Title:	Chief Executive Officer

Signature Page to Plan of Merger and Business Combination Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

FUTUREMAIN CO., LTD.

By:	/s/ Sun-hwi Lee
Name:	Sun-hwi Lee
Title:	Chief Executive Officer

Signature Page to Plan of Merger and Business Combination Agreement